Exhibit 10.11

GROUND LEASE

9225 and 9327 North Third Street

Phoenix, Arizona 85020

(LMP Parcel)

JOHN C. LINCOLN HEALTH NETWORK,

an Arizona non-profit corporation

Landlord

MMIC JCL MOB, LLC,

a Delaware limited liability company

Tenant

February 29, 2008

- i -

	9.3 Liens	13

	9.4 Ownership	14

	9.5 Subordination of Landlord’s Lien	14

10.	DAMAGE OR DESTRUCTION	14

	10.1 Restoration	14

	10.2 Right to Terminate	15

	10.3 Termination	15

11.	INSURANCE	16

	11.1 Fire and Extended Coverage	16

	11.2 Proceeds	17

	11.3 Builder’s Risk Coverage	17

	11.4 Liability Insurance	17

	11.5 Workers’ Compensation Insurance	18

	11.6 Policy Requirements	18

	11.7 Failure to Maintain Insurance; Proof of Compliance	18

	11.8 Subrogation	18

12.	INDEMNITY	19

13.	CONDEMNATION	19

	13.1 Condemnation Definitions	19

	13.2 Total Taking	20

	13.3 Partial Taking	20

	13.4 Temporary Taking	20

	13.5 Rent	20

14.	ASSIGNMENT, SUBLETTING AND RIGHT OF FIRST PURCHASE	21

	14.1 Assignment	21

	14.2 Subleases	22

	14.3 Landlord’s Right to First Purchase	25

15.	FINANCING	28

	15.1 Tenant’s Financing	28

	15.2 Tenant’s Obligations	29

16.	RIGHTS OF MORTGAGEE	30

	16.1 Notice to Mortgagee	30

	16.2 Acceptance of Cure	30

	16.3 New Lease	30

	16.4 No Surrender	30

	16.5 Nonliability for Covenants	31

	16.6 Certain Conditions; Rights of Landlord	31

17.	DEFAULTAND REMEDIES	31

	17.1 Default	31

	17.2 Remedies	33

	17.3 Late Payment	34

	17.4 Waiver	34

	17.5 Injunction	34

	17.6 Cumulative Remedies	34

	17.7 Landlord Default	34

	17.8 Landlord’s Right to Cure Defaults	34

18.	ENVIRONMENTALPROVISIONS	35

	18.1 Definitions	35

	18.2 Prohibition on Hazardous Materials	35

	18.3 Exception to Prohibition	36

	18.4 Compliance with Environmental Laws	36

	18.5 Environmental Notices	36

	18.6 Environmental Indemnity	37

	18.7 Exception to Indemnity	37

19.	GENERALPROVISIONS	37

	19.1 Holding Over	37

	19.2 Real Estate Brokerage	38

	19.3 Nonmerer	38

	19.4 Estoppel Certificates	38

	19.5 Attorneys’ Fees	38

	19.6 Recorded Lease	38

	19.7 No Partnership	38

	19.8 Successors	38

	19.9 Notices	38

	19.10 No Accord and Satisfaction	39

	19.11 Time of Essence	39

	19.12 Severability	39

	19.13 Entry	39

	19.14 Quiet Enjoyment	39

	19.15 Interpretation	39

	19.16 Entire Instrument	40

	19.17 Representations	40

	19.18 Confidentiality	40

	19.19 Resolutions	41

	19.20 Approvals	41

	19.21 Business Days	41

	19.22 Title Insurance	41

	19.23 Exhibits	41

	19.24 Arbitration	41

	19.25 Subdivision of Premises	41

20.	TENANT’S RIGHT TO PURCHASE NEW MOBS	41

	20.1 Initiation of Tenant’s Right	41

	20.2 Terms of Tenant’s Purchase	43

	20.3 Non-Application	44

GROUND LEASE

(LMP Parcel)

THIS GROUND LEASE is executed to be effective as of the date set forth on the cover page, by and between JOHN C. LINCOLN HEALTH NETWORK, an Arizona non-profit corporation, as the “Landlord”, and MMIC JCL MOB, LLC, a Delaware limited liability company, as the “Tenant”.

RECITALS:

A. Landlord owns that certain real property described on Exhibit A attached hereto (the “Property”). By Special Warranty Deed and Bill of Sale dated of even date herewith, Landlord conveyed to Tenant the Building located on the Property.

B. The Property is situated adjacent to the campus (the “Hospital Campus”) of the John C. Lincoln North Mountain Hospital (the “Hospital”) located at 250 East Dunlap Avenue in Phoenix, Arizona, which includes all property owned or leased, now or in the future, by Landlord as part of the Hospital Campus.

C. Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, the Property together with all rights and easements appurtenant thereto for the purpose of operating a first class medical office building and parking lot(s) complementary to the Hospital Campus, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the Recitals and the mutual covenants herein contained, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, in accordance with the provisions of this Lease.

AGREEMENTS:

1. DEFINITIONS.

“Affiliate” means any Person controlled, controlling or under common control with another Person.

“Alterations” means any construction, reconstruction, replacement, expansion, repair or alteration of the Premises, excluding maintenance and repair which is expensed rather than capitalized pursuant to generally accepted accounting principles.

“Applicable Law” means all applicable laws, rules, regulations, ordinances, orders and requirements of each Governmental Authority that are or may become applicable to the Premises.

“Base Rent” means the Rent payable by Tenant to Landlord as provided in Section 4.1 hereof.

“Building” means the buildings located on the Property and intended for primary use and occupancy by Sublessees.

“Ceased Operation” means that for twenty-four (24) consecutive months the Hospital is not operated as a hospital licensed by the State of Arizona, having a minimum of 50 hospital beds that are available for patient admissions and accepting patient admissions from physicians; provided, however, that any period during which the Hospital is being renovated or remodeled (for up to two (2) years) or being repaired or restored due to any casualty or Taking shall not be included in the period used for determining whether the Hospital has Ceased Operations. For purposes of this definition, the use of the term “hospital” shall only apply so long as hospitals in the State of Arizona (as that term is commonly used in the community on the date of this Lease) are licensed and continue, as a general matter, to be operated in a manner that would satisfy such definition. If there are changes in the health care industry such that the majority of Phoenix hospitals no longer satisfy such definition, then the parties shall agree on an alternate standard for determining whether the Hospital has Ceased Operations.

“City” means the City of Phoenix, State of Arizona.

“Constant Dollars” means the present value of the dollars to which such phrase refers. Constant Dollars shall be determined by multiplying the dollar amount to be adjusted by a fraction, the numerator of which is the Current Index Number and the denominator of which is the Base Index Number. The “Base Index Number” shall be the level of the Index for the month during which this Agreement is dated; the “Current Index Number” shall be the level of the Index for the month during which this Agreement is dated of the year preceding the adjustment year; the “Index” shall be the Consumer Price Index for all urban consumers, U.S. City Average, published by the United States Department of Commerce (base year 1982-84 = 100), or any successor index thereto as hereinafter provided. If publication of the Index is discontinued, or if the basis of calculating the Index is materially changed, then Landlord shall substitute for the Index comparable statistics as computed by an agency of the United States Government or, if none, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the Index.

“Default Rate” means a per annum rate of interest equal to the higher of: (a) two percentage points in excess of the “prime rate” from time to time published in the Western Edition of The Wall Street Journal as such rate may change from time to time, or if the Western Edition of The Wall Street Journal no longer publishes a prime rate, an equivalent rate established by a financial institution or a financial publication designated by Landlord; or (b) twelve percent (12%).

“Effective Date” means the effective date of this Lease, as set forth in the initial paragraph hereof.

“Excluded Sublessee/Assignee Party” means a Person that, directly or indirectly, owns and/or operates, in whole or in part, in the Phoenix Metropolitan area, a Health Care Facility or an Affiliate of a Person that, directly or indirectly, owns and/or operates in whole or in part a Health Care Facility in the Phoenix Metropolitan area; provided the foregoing shall not include any Person or any Affiliate of such Person that owns or ground leases any building(s) in which space is leased to, or for operation of, a Health Care Facility; so long as such Health Care Facility is not owned or operated by such Person or Affiliate.

“Form Sublease” means the form of sublease attached as Exhibit B as the same may be modified by time to time with the prior written approval of Landlord.

“Governmental Authorities” means the City, the State of Arizona and any other governmental authority or agency having jurisdiction over the Property, Premises, Improvements, or ownership, construction and operation thereof.

“Health Care Facility” means (a) a health care institution or facility licensed by the State of Arizona, (b) an acute care general hospital, specialty hospital, (c) an Urgent Care Facility, emergency center, surgical center, an outpatient surgical facility, including, but not limited to, any facility which offers to physicians, operating rooms and recovery rooms, (d) a rehabilitation center, extended care facility or nursing home, inpatient clinic; (e) an outpatient surgical facility, or (f) a facility which includes operations in the Phoenix Metropolitan area that are substantially similar to the business or operation of Landlord at the Hospital, regardless of whether such business or operation directly competes with the Hospital.

“Improvements” means the Building and appurtenant improvements (including parking, driveways and landscaping) and related amenities and offsite improvements.

“Involved Parties” means any agents, contractors, employees, sublessees, licensees or concessionaires of a party.

“Landlord” means the Person named in this Lease as Landlord or the Person who at the time in question is the successor in interest of the named Landlord, whether by assignment, foreclosure or other transfer, and whether by voluntary act or by operation of law.

“Lease Term” means the term of this Lease.

“Lease Year” means each twelve-month period commencing on the Effective Date; provided, if the Effective Date occurs other than on the first day of a month, then: (a) each Lease Year shall commence on the first day of the first month following the month in which the Effective Date occurs and the same day of each year thereafter; and (b) the first Lease Year shall include that portion of the month (Effective Date and following days of such month) in which the Effective Date occurs.

“Lien” means a mechanic’s, materialman’s, contractor’s, subcontractor’s or similar lien or claim allowed by Applicable Law and arising pursuant to construction activities on or operation of the Premises.

“Major Alteration” means any Alteration (a) of a structural nature, (b) that materially changes the exterior appearance of any Building, or (c) the cost of which exceeds the Major Alteration Limit, but excluding the installation or removal of tenant improvements.

“Major Alteration Limit” means $50,000.00 Constant Dollars in the aggregate for any Alteration (excluding the cost of installing or removing tenant improvements).

“Memorandum” means a Memorandum of Lease, in recordable form, to be executed by Landlord and Tenant and recorded upon execution of this Lease to evidence this Lease for recordation purposes, in the form of Exhibit C attached hereto.

“Minor Alteration” means any Alteration other than a Major Alteration, including but not limited to changes for landscaping, rehabilitation and upgrades, tenant and other interior improvements, cosmetic enhancements or changes, any repair or replacement of the foregoing, and similar items, unless the cost thereof exceeds the Major Alteration Limit.

“Operating Costs” means the actual costs paid for utilities, fuel, building supplies, janitorial services, maintenance and repairs, taxes, insurance premiums and other insurance costs, and other recurring expenses incurred in operating and maintaining the Premises.

“Permitted Use” means use of the Premises for general medical office related uses by a physician or group of physicians or other health care providers and for no other purpose.

“Person” means any natural person or persons in individual or representative capacities and any entity or entities of any kind whatsoever including, without limitation, corporations, partnerships, limited liability companies and associations, or any combination of persons and entities.

“Precluded Uses” means any uses prohibited by Applicable Law, and operations of any of the following (whether such uses are the primary use or incidental to the primary use): (a) a health care institution or facility licensed by the State of Arizona; (b) an acute care general hospital, specialty or other hospital; (c) an Urgent Care Facility, emergency center, surgical center, an outpatient surgical facility, including, but not limited to, any facility which offers to physicians, operating rooms and recovery rooms (other than outpatient surgical procedures permitted under Section 6.1); (d) a rehabilitation center, extended care facility or nursing home, inpatient clinic; (e) radiological or nuclear medicine services, a radiation/oncology center, or medical imaging, including, without limitation, x-rays, CT scans, MRIs, mammograms, ultra sounds and sonograms, (other than incidental radiological services permitted under Section 6.1 above); (f) an infirmary, home health service or ambulance service; (g) a clinic with a primary mission to treat infectious diseases; (h) a commercial laboratory, including but not limited to, pathological, diagnostic, cardiac catheterization or reference laboratory (other than incidental pathological laboratory services permitted under Section 6.1 above); (i) respiratory, inhalation or physical therapy; ) a pulmonary or cardiological testing facility; (k) a pharmacy; (1) a birthing center; (m) any ancillary service which is provided by the Hospital at the time of the initiation of such service by Tenant; or (n) a continuing care retirement community, an assisted living facility or an independent senior living facility.

“Premises” means, except when specifically provided to the contrary in this Lease, the Property and all rights and easements appurtenant thereto.

“Principal” shall mean each of the following individuals: Edward “Chip” Conk, Robert N. Neyland, Sean Sorrell, Christopher Conk, Joellyn Conk and Barry Gillingwater, all of whom are collectively the “Principals.”

“Recordation, Recording” (or equivalent) means recordation in the Office of the Maricopa County Recorder, Arizona.

“Rent” means the Base Rent and all other sums payable by Tenant as provided in this Lease.

“Sublease” means the lease of all or a portion of the Premises by Tenant to any Sublessee, including Landlord or its affiliates.

“Sublease Premises” means that portion of the Premises or the Building subject to a Sublease.

“Sublessees” means the lessee (or equivalent) under a Sublease.

“Tenant” means the Person named as Tenant in this Lease or the Person who at the time in question is the successor in interest of Tenant, whether by assignment, foreclosure or other transfer, and whether by voluntary act or by operation of law, but not including any Person claiming under any transfer which is prohibited by this Lease unless and until such transfer is approved in writing by Landlord.

“Tenant’s Interest” means all right, title, interest and obligations of Tenant under this Lease.

“Title Exceptions” means those exceptions to title to the Property, consisting of: (a) all covenants, conditions, restrictions, liens, encumbrances, reservations in patents and other matters of record as of the date of this Lease; and (b) those additional title matters to which the Premises is from time to time subjected in accordance with the terms of this Lease.

“Transfer” means any sale, lease assignment or other transfer by Tenant of all or any of its Tenant’s Interest, other than pursuant to a Sublease. Further, Tenant acknowledges that Landlord’s decision to lease the Premises to Tenant is based, in part, on a review of the entity comprising Tenant’s sole member (the “Joint Venture”) and the two members of the Joint Venture (the “Joint Venture Members”). Therefore, any transfer or assignment of an equity interest in the Tenant by the Joint Venture shall be deemed a Transfer within the meaning of this Lease; provided, however, none of the following shall be deemed a Transfer within the meaning of this Lease: (a) any transfer of interests in the Joint Venture solely between the Joint Venture Members; (b) any transfer of interests in the Joint Venture Members themselves, provided that if the transfer of interests is one involving Montecito Medical Investment Company, LLC (“MMIC”), after such transfer the Class A Members of MMIC shall have the same degree of voting control of MMIC as exists on the date hereof, (c) a transfer of the membership interests in MIMIC to another entity (the “IPO Entity”) in connection with, and for the purpose of, an initial public offering registered with the Securities and Exchange Commission; provided, however, that (I) immediately following the transfer, either MMIC or the IPO Entity will have a minimum liquidity of $4,000,000 and a net worth of $25,000,000, and (II) at least Edward W. Conk and another Class A Member of MMIC shall be members of the Board of Directors or similar governing body of the IPO Entity; (d) any transfer of interests in the Tenant to an entity controlling, controlled by, or under common control with, the Joint Venture or either Joint Venture Member; and (e) any transfer of the Tenant’s Interest to the Tenant’s first mortgage lender in foreclosure or by deed in lieu of foreclosure. Notwithstanding items (a) through (e) above, no transfer of an equity interest shall be to an Excluded Sublessee/Assignee Party.

“Urgent Care Facility” means an outpatient treatment center that regardless of its posted or advertised name, meets any of the following requirements (a) is open 24 hours a day, excluding at its option weekends or certain holidays, but is not licensed as a hospital; (b) claims to provide unscheduled medical services not otherwise routinely available in primary care physician offices; (c) by its posted or advertised name, gives the impression to the public that it provides medical care for urgent, immediate or emergency conditions; or (d) routinely provides ongoing unscheduled medical services for more than eight consecutive hours for an individual patient including any facility providing primary care services.

2. PROPERTY. The Property consists of the approximately 121,360 square feet situated in the City, Maricopa County, Arizona.

3. TERM. The Lease Term shall commence on the Effective Date and expire at 12:00 midnight, local Arizona time on the date that is fifty-nine (59) years following the Effective Date, unless sooner terminated in accordance with the terms of this Lease.

4. RENT. Without deduction, offset, prior notice or demand, Tenant shall pay to Landlord the Rent set forth in this Section 4 in lawful money of the United States of America, at 250 East Dunlap Avenue, Phoenix, Arizona 85020, Attention: Real Estate Department, or at such other place as Landlord may designate by notice to Tenant.

4.1 Base Rent. The Base Rent shall be a fixed sum equal to Six Million Three Hundred Twenty-Five Thousand Eight Hundred Sixty-Nine Dollars and No Cents ($6,325,869.00). On or before the Effective Date, Tenant shall pay Landlord the Base Rent. The Base Rent shall not be refunded, abated or otherwise repaid to Tenant for any reason.

4.2 Rent Taxes. Tenant shall pay to Landlord at the same time as any Base Rent and all other sums payable by Tenant as provided in this Lease (such amounts all being referred to as “Rent”), an amount equal to all federal, state and local gross proceeds taxes, privilege taxes, sales taxes, value added taxes, or similar taxes (“Rent Taxes”), now or hereafter levied or assessed upon such Rent or other payment, or the payment or receipt thereof, or which Landlord will be required to pay as the result of its receipt or Tenant’s payment thereof; provided, however, that nothing herein contained shall be construed to include as Rent Taxes any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord. If any exemptions exist for payment of the Rent Taxes, whether as a result of collection and payment by Tenant of Rent Taxes on rental and other sums payable by Sublessees or otherwise, Landlord shall, at Tenant’s request and expense, cooperate (including filing any necessary applications or supplying any necessary confirmations) to enable Tenant to qualify for such exemption and obtain reimbursement from the taxing authorities for any such Rent Taxes improperly paid, but Landlord shall not be liable for payment of any amounts or costs as a result of such cooperation.

4.3 Net Lease. This Lease is intended to be a “net lease”, and Tenant shall pay to Landlord, absolutely net throughout the Lease Term, the Rent, free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or setoff whatsoever. Under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever. Tenant shall pay all costs, expenses and charges of every kind and nature relating to the Premises, which may arise or become due or payable prior to, during or after (but only to the extent attributable to the period falling within the Lease or Term) the Lease Term. Except as otherwise specifically provided in this Lease, Tenant’s obligation to pay Rent hereunder accruing during the Lease Term hereof shall not terminate prior to the date definitely fixed for the expiration to the Lease Term. Except as specifically set forth herein, the obligations of Tenant hereunder shall not be affected by reason of: any damage to or destruction of the Premises or any part thereof, any taking of the Premises or any part thereof or interest therein by condemnation or otherwise, any prohibition, limitation, restriction or prevention of or interference with Tenant’s use, occupancy or enjoyment of the Premises or any part thereof by any action of any governmental authority. Notwithstanding anything contained herein to the contrary, Tenant shall not be liable for any Impositions or other charges or assessments for which the Tenant is liable under this Lease following the expiration or prior termination of the Lease. The parties intend that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations have been modified or terminated pursuant to an express provision of this Lease or by mutual agreement of Landlord and Tenant.

5. TAXES AND ASSESSMENTS

5.1 Payment. Tenant shall pay all real and personal property taxes, general and special assessments, and other charges of every description, extraordinary as well as ordinary, whether foreseen or unforeseen, general or special, together with any interest or penalties imposed upon the late payment thereof (collectively “Impositions”), as shall, from and after the Effective Date during the Lease Term, be levied, assessed or imposed upon or become due and payable or liens upon, the Premises, or any part thereof, or any appurtenances thereto, Improvements now or hereafter located on the Premises, the leasehold estate hereby created, or any personal property located on the Premises or any part thereof; by virtue of any present or future law, order or ordinance of any Governmental Authority, to the full extent of installments failing due after the Effective Date during the Lease Term, whether belonging to or chargeable against Landlord or Tenant. Unless and to the extent Tenant is making impound payments pursuant to the terms of a Leasehold Mortgage, Tenant shall, upon request of Landlord, deposit with Landlord monthly, on the same date installments of Base Rent are due, an amount equal to one-twelfth (1/12) of the annual Impositions (based on actual figures owing or, to extent not yet determined, Landlord’s good faith estimate thereof), in order that Landlord can then pay the corresponding installments on the Impositions when due from and to the extent Landlord has received such funds from Tenant. If neither Landlord nor any Leasehold Mortgagee requires Impositions to be paid on a monthly basis, Tenant shall make or cause to be made all such payments directly to the Governmental Authority charged with the collection thereof before delinquency and before any fine, interest or penalties shall become due or be imposed by operation of law for nonpayment. If the law expressly permits the payment of any or all of the foregoing in installments (whether or not interest accrues on the unpaid balance), Tenant may, at its election, utilize the permitted installment method, but shall pay each installment with any interest before delinquency. If requested by Tenant, Landlord shall join Tenant in such election.

All payments of Impositions shall be prorated between Landlord and Tenant for any portion of a Lease Year. If Tenant has made monthly estimated payments of Impositions to Landlord, Landlord shall submit to Tenant by April 1 of each year a statement showing in reasonable detail the actual Imposition costs for the preceding calendar year along with a reconciliation of estimated payments made by Tenant as compared to Tenant’s share of the actual Imposition costs (each, an “Imposition Statement”). However, the failure by Landlord to provide Tenant with an Imposition Statement or delay in doing so shall not constitute a waiver by Landlord of Tenant’s obligation to pay Impositions or of Landlord’s right to send an Imposition Statement, nor shall it constitute a waiver of its right to reconcile payments of Impositions. Within thirty (30) days after receipt of an Imposition Statement, Tenant shall pay to Landlord any additional amounts owed to Landlord as shown by the Imposition Statement. Any monies owed by Landlord to Tenant by reason of the results of such Imposition Statement shall be applied by Landlord against the next accruing monthly installments of Imposition payments due from Tenant, and if the Lease Term has expired shall be paid to Tenant. Tenant or its representative shall have the right, upon not less than ten (10) days prior notice rendered no later than sixty (60) days after delivery of an Imposition Statement, to review, during normal business hours, at the location of Landlord’s books and records, at Tenant’s sole cost, Landlord’s records with respect to Imposition expenses for the year of the Imposition Statement only. This right to review Landlord’s records maybe exercised no more than once with respect to any given calendar year. Unless Tenant takes written exception to any item contained in the Imposition Statement within sixty (60) days after delivery thereof, the Imposition Statement shall be deemed final and accepted by Tenant.

5.2 Contest. Tenant, at its sole cost and expense, may contest the legal validity or amount of any Imposition for which Tenant is responsible under this Lease, and may institute such proceedings with respect thereto as it considers necessary, provided that (a) nonpayment will not subject the Premises or any part thereof to sale or other liability by reason of such nonpayment, (b) such contest shall not subject Landlord to the risk of any criminal or civil liability and (c) if such Imposition must be paid pursuant to any applicable statute, ordinance, regulation or rule as a condition to such protest and contest, Tenant shall timely pay such Imposition. If such payment is not required by any applicable statute, ordinance, regulation or rule, Tenant shall provide such security as may reasonably be required by Landlord to ensure payment of such contested Imposition. Landlord will cooperate with Tenant in every reasonable aspect initiating and prosecuting any and all contests of any Impositions, but without any out-of-pocket cost or expense to Landlord.

5.3 Exclusions. Tenant’s obligation to pay the Impositions shall not include the following, however described: business, income taxes or license fees levied or assessed against Landlord (except as may be specifically provided herein) or estate, succession, inheritance, transfer or similar taxes of or on Landlord. If, however, during the Lease Term, taxes are imposed, assessed or levied on the Rent payable hereunder in lieu of all or part of any ad valorem real property taxes or personal property taxes that Tenant would have been obligated to pay under the foregoing provisions, as distinguished from an income or franchise tax on Landlord’s income or a license fee, Tenant shall pay such taxes as provided above for the payment of Impositions.

5.4 Proof of Compliance. Tenant shall furnish to Landlord, within five business (5) days prior to the date when any Imposition would become delinquent, receipts or other appropriate evidence establishing their payment or, in the case of contested Impositions, proof as to the contest and Tenant’s compliance with Section 5.2. Tenant may comply with this requirement by retaining, at its expense, a tax service contract reasonably acceptable to Landlord providing for, among other things, prompt notification to Landlord when taxes have been paid.

6. USES

6.1 Purpose. Tenant may use and permit the use of the Premises for the Permitted Use and for no other use or purpose (including, but not limited to, the Precluded Uses) without the prior written consent of Landlord, which may be given or withheld in Landlord’s sole discretion. Any request for Landlord’s consent to allow the Premises or any part thereof be used for any purpose that is not a Permitted Use (including, but not limited to, a Precluded Use) shall be in writing, shall specify the nature and extent of the proposed use, shall reference this Lease, and shall state in bold type that “This constitutes a request for permission to use a portion of the Premises for a use that is not a ‘Permitted Use’ under the Lease.” Landlord shall approve or disapprove any proposed use of the Premises within thirty (30) days of receipt of a written request from Tenant in the form specified above. If Landlord fails to respond within such 30-day period, the proposed use shall be deemed disapproved. Notwithstanding anything to the contrary, any physician who conducts a private practice on the Premises may (i) perform outpatient surgical procedures on the physician’s patients in the physician’s medical office if the services or procedures do not require general anesthesia, and (ii) provide incidental pathological laboratory and radiological services for the physician’s patients so long as the pathological laboratory and radiological services do not constitute the physician’s primary medical practice or specialty or the predominant services rendered by the physician. Tenant, however, shall require each Sublessee to obtain approval from Landlord, such approval not to be unreasonably withheld, conditioned or delayed, before initially performing any of the procedures or services described in subsections (i) and (ii) above and before initially installing and using any diagnostic, laboratory or radiology equipment which would be required for the provision of such services.

6.2 Prohibited Uses. Notwithstanding anything in Section 6.1 to the contrary, without the prior written consent of Landlord (which may be given or withheld in Landlord’s sole discretion), the Premises shall not be used for any Precluded Use.

6.3 As-Is. Tenant acknowledges that it has examined the Premises, is familiar with the physical condition, expenses, zoning, status of title and use that may be made of the Premises and every other matter or thing affecting or related to the Premises, and is leasing the same in its “AS IS” condition existing on the Effective Date, subject to Title Exceptions, any matters shown by a survey or physical inspection of the Property, Applicable Laws and Impositions due and payable after the Effective Date. Landlord has not made and does not make any representations or warranties whatsoever with respect to the Premises or otherwise with respect to this Lease except as expressly provided in this Lease. Tenant assumes all risks resulting from any defects (patent or latent) in the Premises or from any failure of the same to comply with any Applicable Law or the uses or purposes for which the same may be used or occupied.

6.4 Land Use and Tile Matters. Tenant shall have the right to initiate, pursue and obtain any easements, use permits, variances, dedications and similar matters reasonably required in connection with operation of the Premises for the Permitted Use (“Premises Matters”); provided, that: (a) Landlord shall have the right of approval thereof and of the document or instrument evidencing such Premises Matter, said approval not to be unreasonably withheld or delayed by Landlord; (b) Tenant shall not have the right, without the prior written approval of Landlord, to pursue any Premises Matter which would or does result in a zoning change or equivalent for the Premises or materially impair any easements or other rights benefiting Landlord or property owned by Landlord; and (c) Tenant shall coordinate any Premises Matters with Landlord. In addition, if, in connection with installation of any utility lines to service the Building, Tenant requests authorization to tie into Landlord’s existing utility lines, Landlord may impose reasonable requirements as a condition to granting approval such as requiring Tenant to: (1) indemnify and hold Landlord harmless for liabilities associated therewith; and (2) install submeters, as required, to measure Subtenants’ usage of the applicable resource. Subject to the preceding provisions of this Section 6.4. Each party shall, upon request of the other party and subject to the other party’s approval thereof, execute, or join with the requesting party in executing, any documents (including applications, easements, dedications and similar matters) necessary to pursue, obtain or effectuate any Premises Matter, without cost or expense to the other party. Any Premises Matters permitted by this Section 6.4 and recorded against title to the Property or Premises shall thereafter be deemed a Title Exception.

6.5 Lawful Compliance. Throughout the Lease Term and at no expense to Landlord, Tenant shall promptly comply or cause compliance with all Applicable Laws, and with the Title Exceptions, regardless of whether such compliance is foreseen or unforeseen, ordinary or extraordinary, and regardless of whether presently within the contemplation of the parties or involving any change of governmental policy or requiring structural or extraordinary repairs, alterations or additions. Tenant shall have the right, at its expense, to contest by appropriate legal proceedings before any tribunal having jurisdiction, whether judicial or administrative, without cost or expense to Landlord, the validity or applicability of any Applicable Law of the nature referred to herein, provided that (a) such contest will not subject the Landlord to the risk of criminal or civil penalty or (b) subject the Premises or any part thereof to sale or other liability as a result of nonpayment or nonperformance. No abatement, diminution or reduction of the Rent or other charges required to be paid by Tenant under this Lease shall be claimed by or allowed to Tenant for any inconvenience, interruption, cessation, or loss of business or otherwise caused directly or indirectly by any present or future laws, rules, requirements, orders, directions, ordinances or regulations of any governmental or lawful authority whatsoever.

6.6 Signae. All exterior signage located on or intended for the Premises, including identification, directional and otherwise, shall be subject to the prior written approval of Landlord, said approval not to be unreasonably withheld or delayed. All signage shall comply with all Applicable Laws and may not be deceptively similar to signage for the Hospital Campus so as to imply that the Buildings are owned by Landlord or affiliated with the Hospital. Within ten (10) days after written request for approval of any proposed signage (which shall state in bold type that “This constitutes a request for approval of signage and failure to respond within ten (10) days shall constitute approval of such signage”), Landlord shall provide written notice to Tenant of Landlord’s approval or disapproval of such signage. Any disapproval shall be accompanied by the description of disapproved items and Landlord’s proposed suggestions for correction of such disapproved items. In the event of disapproval, Tenant may elect to submit to Landlord a revised signage proposal for Landlord’s review. If Landlord fails to timely deliver to Tenant its approval or disapproval of any proposed signage, Landlord shall be conclusively deemed to have approved the applicable signage.

6.7 Use of Name and Logo. Tenant shall not use or expressly authorize any Sublessee or any other Person to use, publicly for publicity, promotion, or otherwise, any logo, name, trade name, servicemark, or trademark of Landlord or its Affiliates, including, but not limited to the term “John C. Lincoln,” or any simulation, derivative, abbreviation, or adaptation of the same, or the name of any employee or agent of Landlord, without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole and absolute discretion. Tenant shall not imply any affiliation with Landlord other than as a lessee of property. Any violation of this provision shall be a material breach of this Lease.

6.8 Limitations on Competing Projects.

6.8.1 Radius Restriction. Neither Tenant, nor any Principal shall own or operate, directly or indirectly, or participate, directly or indirectly, in the development of any medical office building or complex (a) on the campus of any hospital, constructed within a five (5) mile radius of the Hospital Campus, (b) on the Baptist Hospital campus located at 19th Avenue and Bethany Home Road, or (c) on the Paradise Valley Hospital campus located at Street and Bell Road. The Principals shall execute this Lease solely for the purpose of agreeing to the provisions of this Section 6.8.

6.8.2 Reasonable Restrictions. The parties acknowledge and agree that the covenants and restrictions contained herein, including the right to obtain an injunction provided in this Lease, are reasonable as to period, geography and scope and are necessary and appropriate to protect Landlord and are not a penalty. Additionally, each party that is subject to the covenants and restrictions acknowledges and agrees that the covenants and restrictions described in this Section will not affect its ability to conduct business. Nevertheless, if either the period, geography or scope of the restrictions are found by a court of competent jurisdiction to be unenforceable or invalid, such finding shall not affect the enforceability or validity of the remainder of this Lease and the restrictions shall be automatically modified solely to the extent necessary to make them enforceable and valid.

6.9 Injunctive Relief. Notwithstanding the contrary provisions of this Section 6.8, Landlord shall have the right to apply for and obtain a temporary restraining order or other temporary, interim or permanent injunctive or equitable relief from a court of competent jurisdiction in order to enforce the provisions of Section 6.8 as may be necessary to protect its rights under those sections.

7. OPERATING COSTS. Tenant shall pay before delinquency all Operating Costs incurred during the Lease Term, including charges for utilities and other services, water, sewer, gas, electricity and telephone. Tenant shall not permit any such charges to accumulate or become a lien on the Premises. Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of Rent by reason o1 Tenant’s inability to obtain any services and utilities and Landlord shall not be liable under any circumstances for the loss of or injury to property or for lost income or profit, however occurring, through or in connection with the failure to furnish services or utilities.

8. MAINTENANCE AND REPAIR.

8.1 General. Throughout the Lease Term, at its sole cost and expense, Tenant shall keep and maintain the Premises and all Improvements thereon, shall keep the same in good and safe order and in a first class condition, reasonable wear and tear excepted, and shall make all necessary repairs thereto, interior and exterior, structural and nonstructural, ordinary and extraordinary, and unforeseen and foreseen. As used herein, the term “repairs” includes all necessary replacements, renewals, alterations, additions and betterments. All repairs shall be performed promptly in a good and workmanlike manner in compliance with all applicable permits, authorizations, building and zoning laws and all other laws, ordinances, orders, rules, regulations and requirements of applicable Governmental Authorities, any national or local board of fire underwriters or any other body hereafter exercising functions similar to those of any of the foregoing. Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises. Landlord shall not be required to maintain or make any repair or alterations to, or be responsible for the cost of any alterations of or repairs to, the Premises of any nature whatsoever, structural or otherwise, whether or not now in the contemplation of the parties. Tenant hereby waives and releases all rights now or hereinafter conferred by statute or otherwise which would have the effect of limiting or modifying any of the provisions of this Section 8.

8.2 Regular Refurbishment and Inspections. Without limiting the foregoing, from time to time during the Term of this Lease, but not less often than every seven (7) years, Tenant shall refurbish the common areas of the Building (e.g., repaint, re-carpet, etc.) and replace any obsolete improvements or building systems. The necessity for and adequacy of such repairs, remodeling, refurbishment and replacement shall be measured by the standard that is appropriate for first class medical office buildings of similar construction. From time to time during the Lease Term, Tenant shall have the roof inspected by an independent roofing consultant, at Tenant’s expense. Tenant shall provide to Landlord copies of all written reports prepared by such consultant, and shall, at is sole cost and expense, comply with any reasonable recommendations made by such consultant to keep the Improvements in a first class condition pursuant to this Lease. Landlord may, at reasonable times and with at least five (5) days advance written notice, conduct an inspection of the Premises; provided, however, any inspection of space within the Building shall be subject to the terms of the applicable Sublease and shall not unreasonably interfere with the operations of the Sublessee. Following Landlord’s inspection, Tenant shall, at its sole cost and expense, promptly comply with any reasonable recommendations of Landlord concerning repairing and maintaining the Premises and Improvements in first class condition pursuant to this Lease.

8.3 Property Management. Tenant shall hire a professional property management company (the “Property Manager”) to oversee the maintenance and daily operations at the Premises. Unless otherwise agreed by Landlord, the Property Manager must have at least ten (10) years’ experience in the management of medical office buildings and shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves Health Realty Partners as a Property Manager.

The Property Manager shall have a full time property management/leasing representative on-site at the Premises during normal business hours until at least the third anniversary of the Lease Term. In addition, Property Manager shall have a full time engineer on-site at the Premises during regular business hours at all times under the Term of this Lease. Notwithstanding anything contained herein to the contrary, full time employees referenced in this Section may also serve the building located at 9110 North 2nd Street, Phoenix, Arizona, so long as such building is owned by Tenant or its Affiliate. The representatives of the Property Manager (including, without limitation, the engineer) shall be available to Sublessees and respond to Sublessee requests and complaints. If Landlord receives complaints from any Sublessee regarding the Property Manager or Tenant’s operation of the Premises, Tenant agrees to promptly meet and confer with Landlord (within at least five (5) business days following notice from Landlord) to address and resolve such complaints.

9. ALTERATIONS.

9.1 Alterations. Tenant shall not make or allow to be made any Major Alterations to the Premises or any part thereof; without obtaining Landlord’s prior written consent, said consent not to be unreasonably withheld, conditioned or delayed, regardless of whether such Major Alterations arises from or relates to Tenant’s obligations to make repairs hereunder. As a condition to granting its approval, Landlord may impose such conditions as it deems reasonably necessary, including without limitation prior approval of the plans therefor, subject, however to the limitations on financial assurances set forth below. If the aggregate cost of such Major Alteration is expected to exceed the Major Alteration Limit, then Landlord may also require Tenant, to give satisfactory proof to Landlord of Tenant’s financial ability to complete and fully pay for any work to be performed by Tenant including, but not limited to, any one of the following (at Tenant’s option) (i) furnishing a completion bond in form and amount satisfactory to Landlord guaranteeing the payment and performance of the Alteration, free of mechanic’s liens, (ii) depositing with Landlord the estimated sum required to complete the Alteration, (iii) delivering to Landlord an irrevocable letter of credit from a commercial bank in form and substance satisfactory to Landlord in an amount required to complete the Alteration, or (iv) delivering to Landlord an irrevocable loan commitment from a commercial bank in form and substance satisfactory to Landlord in an amount required to complete the Alteration. In determining whether to require any financial assurances, Landlord shall take into account any financial assurances being provided to a third party lender, and whether such assurances may inure to the benefit of Landlord (e.g., if the third party lender requires a bond and Landlord is named as an additional obligee on such bond, additional assurances shall not be required).

9.2 Completion. From and after commencement of any construction on the Premises, Tenant shall proceed diligently to completion thereof.

9.3 Liens. Tenant shall pay or cause to be paid the total cost and expenses of the construction of any Improvements. Except for preliminary 20-day notice as permitted by Arizona Revised Statutes Sections 33-992.01 and 33-992.02, Tenant shall not suffer or permit to be enforced against the Premises or any part thereof any Lien arising from or in any way related to any work performed on or materials supplied with respect to the Premises. Tenant shall not allow any amount due and payable under any construction contract to remain unpaid beyond the applicable time period provided under the applicable construction contract and shall indemnify, defend and hold Landlord harmless from all liability or loss of any type to the extent arising out of any work, construction or other activity in connection with the Premises, unless and to the extent such work, construction or activity is performed by Landlord. Tenant, at its cost, either shall cause any Lien to be released or shall obtain a surety bond to discharge any such Lien pursuant to Arizona Revised Statutes Section 33-1004 (or any successor statute) within sixty (60) days after such Lien is filed against the Building or Premises. If Tenant fails to release or bond over any Lien within such 60-day period, Landlord may, without obligation to do so, remove such Lien by any reasonable means deemed appropriate by Landlord, including payment thereof. Tenant shall pay Landlord upon demand all sums paid and expenses incurred by Landlord in connection with removing such Lien, together with interest at the Default Rate from the date paid by Landlord until repaid including, without limitation, reasonable attorneys’ fees and costs.

9.4 Ownership. Tenant shall not commit or suffer any waste or damage to the Premises. Without Landlord’s prior written approval, Tenant shall not remove or demolish the Improvements or any portion thereof except as permitted under this Lease. The Improvements and any Alterations or other additions thereto as permitted by this Lease shall be owned by Tenant at all times during the Lease Term until the expiration or sooner termination of this Lease. Upon the expiration or sooner termination of this Lease, without cost to Landlord: (a) ownership and possession of the Premises shall be surrendered and delivered to Landlord in good condition and repair, reasonable wear and tear excepted; (b) the Improvements shall become Landlord’s property free and clear of all Liens and claims thereto by Tenant other than the Title Exceptions (but excluding, however, any furniture, trade fixtures and equipment owned by any Sublessee, which shall remain the property of such Sublessee); (c) Tenant shall defend, indemnify and hold harmless Landlord against all liability and loss arising from any such Liens and/or claims; and (d) Tenant promptly shall execute a quit claim deed, bill of sale or other instruments reasonably requested by Landlord to confirm ownership in and possession of the Improvements by Landlord, provided, however, that no such additional instrument or document shall be required as of the expiration or sooner termination of this Lease.

9.5 Subordination of Landlord’s Lien. Landlord hereby agrees to subordinate any and all liens it may assert with respect to Tenant’s personal property, including any statutory, constitutional or contractual liens, to any Leasehold Mortgage or purchase money financing used to obtain such personal property. Nothing contained in this Section 9.5 shall apply to any judgment lien obtained against any property of Tenant or to any contractual lien expressly granted by Tenant in a documents separate from this Lease.

10. DAMAGE OR DESTRUCTION.

10.1 Restoration. If any Improvements constituting a part of the Premises are damaged or destroyed by a casualty, then except as provided in Section 10.2, Tenant shall, at its sole cost and expense, regardless of whether the insurance proceeds are sufficient for the purpose, pursuant to plans approved by Landlord, restore, repair, replace, rebuild and alter (collectively “Restore” or “Restoration”) the same to as good a condition as existed prior to such casualty. Such Restoration shall be commenced promptly and prosecuted with reasonable diligence. Subject to the provisions of Section 10.2, all insurance proceeds shall be applied to the cost of Restoration and, if the proceeds are insufficient, Tenant shall pay the excess costs. Except as provided in Section 10.2, no destruction of or damage to the Premises shall permit Tenant to surrender this Lease or relieve Tenant from its liability hereunder, and Tenant waives any right now or hereafter conferred upon it, by statute or otherwise, to quit or surrender this Lease or the Premises or any part thereof or to any suspension, diminution, abatement or reduction of Rent on account of any such destruction or damage.

10.2 Right to Terminate. Tenant shall have the option not to proceed with the Restoration in its sole and absolute discretion, which option shall be exercised by notice to Landlord within ninety (90) days after the date of such damage or destruction, if any of the following conditions is true: (a) the damage or destruction occurs during the last ten (10) years of the Lease Term, or (b) the cost of Restoration is estimated to exceed twenty-five percent (25%) of the then-current replacement value of the Improvements, or (c) the Mortgagee elects not to release the insurance proceeds (other than the Demolition Proceeds (defined below)) for Restoration. If Tenant elects not to proceed with Restoration, Landlord may, within thirty (30) days following receipt of Tenant’s notice, require that Tenant either (1) deliver the Premises to Landlord in its as-is (i.e.,damaged but unrestored) condition, or (2) require Tenant to promptly demolish and remove the damaged Improvements as required by Section 10.3, all in compliance with Applicable Laws, in which case this Lease shall be terminated as of the date of completion of such work to Landlord’s satisfaction. If Landlord fails to notify Tenant of its election within such thirty (30) day period, Landlord shall be deemed to have elected to require Tenant to remove the damaged Improvements. In order to cover the cost of demolition and removal of any damaged Improvements under this Section, Tenant shall either (i) maintain a separate insurance policy to cover the cost of the removal of any Improvements in an amount approved by Landlord in its reasonable discretion, in which case no Mortgagee shall be entitled to the insurance proceeds from such separate policy or (ii) if Tenant fails to obtain such separate policy, the proceeds from the insurance policy maintained by Tenant pursuant to Section 11.1 or Section 11.3, as applicable, shall be available to cover the cost of demolition and removal, and any Mortgagee shall only be entitled to the insurance proceeds in excess of such removal and demolition costs. If Tenant is required to remove any damaged improvements and fails to do so, Landlord shall have the right to remove such improvements at Tenant’s expense, and shall be entitled to retain the proceeds available for demolition and removal under the preceding sentence (the “Demolition Proceeds”). If the Demolition Proceeds are not adequate to cover the cost of such demolition and removal, Tenant shall promptly reimburse Landlord for the cost thereof. Prior to commencing any demolition and removal of the Improvements by Landlord or Tenant, Landlord may require that Tenant post reasonable security to assure payment of the costs to demolish and remove such Improvements, which may include escrowing the Demolition Proceeds. If Tenant elects not to proceed with Restoration and Landlord does not timely require the demolition and removal of the damaged Improvements, the Lease shall be terminated effective thirty (30) days following the date of delivery of Tenant’s termination notice to Landlord; provided all Rent shall cease to accrue on the date of delivery of the termination notice. If Tenant fails to notify Landlord of its intent to terminate the Lease within ninety (90) days after the date of the damage or destruction, Tenant shall be deemed to have elected not to terminate pursuant to this Section.

10.3 Termination. If Tenant exercises the option in Section 10.2 not to proceed with a Restoration and terminates this Lease, then (a) the insurance proceeds payable with respect to the damage or destruction giving rise to such termination shall be applied in the following order of priority: First, unless Landlord elects, by written notice to Tenant given within thirty (30) days following Tenant’s notice of termination, to proceed with a Restoration (rather than demolition and removal) of the Improvements subject to the damage or destruction, to payment of the costs (or reimbursement to Tenant, to the extent Tenant has already paid such costs) of demolishing and removing the damaged or destroyed Improvements (which shall be limited to the Demolition Proceeds from the separate policy of insurance if Tenant elects to obtain a separate policy pursuant to item (i) of Section 10.2 above); Second, in repayment of the then-outstanding financing secured by such Leasehold Mortgage; Third, if then requested by Landlord, installation of landscaping on the Premises (consisting of basic desert type landscaping, including crushed granite and drought-resistant plants); Fourth, to Landlord an amount equal to the lesser of: (i) the present value, as of the date of Tenant’s termination of this Lease, of the reversionary interest of Landlord in the Improvements damaged or destroyed (“Landlord’s Residual Interest”); or (ii) the insurance proceeds remaining after application to the foregoing First, Second and Third priorities; and Fifth, the remainder, if any, to Tenant; (b) to the extent insurance proceeds are to be so paid to, or allocated among, Landlord and Tenant, Landlord and Tenant shall promptly each take such acts and execute such documents as shall be reasonably required therefor (whether by the involved insurer or either of the parties), including: (1) assignment of their respective rights and interests under all contracts of insurance on the Premises; and (2) delivery of copies of all insurance policies then applicable to the Premises; and (c) upon the effective termination of this Lease, Tenant shall (1) deliver possession of the Premises to Landlord (subject to the Subleases executed in accordance with this Lease), together with a quitclaim deed, bill of sale or other documentation reasonably requested by Landlord so as to transfer to Landlord all right, title and interest of Tenant in and to the Premises; (2) assign to Landlord Tenant’s interest in any Subleases executed in accordance with this Lease; (3) deliver to Landlord at Tenant’s expense a condition of title report for the Premises; and (4) if requested by Landlord, resolve any title matters disclosed by such condition of title report to the extent not constituting Title Exceptions allowed by this Lease and caused by Tenant. If Landlord exercises its right to terminate this Lease, in no event shall any Base Rent be refunded. If Landlord and Tenant are unable to agree on the allocation of insurance proceeds in accordance with this Section, then the either party may refer this matter to arbitration in accordance with Section 19.24.

11. INSURANCE.

11.1 Fire and Extended Coverage. At all times during the Lease Term, at its sole cost and expense, Tenant shall insure the Property and all Improvements thereon (including, but not limited to improvements constructed by or at the expense of tenants) against loss or damage by fire and against loss or damage by other risks now or hereafter embraced by so-called “all risk — special form or direct damage” including, without limitation, boiler and machinery, building ordinance and demolition, and vandalism and malicious mischief coverage. The amount of the insurance shall be equal to or greater than the then full replacement cost (being the cost of replacing any building, exclusive of the costs of excavation, foundations and footings below the lowest basement floor), including any additional costs which may be required to bring the Improvements into compliance with then Applicable Laws Full replacement cost shall be determined at reasonable intervals (but not more often than once each five years) at the request of Landlord and the required insurance shall be adjusted to the required limits. Failure by Landlord to request an adjustment or any increase in value between adjustments shall not relieve Tenant from its obligation to maintain full replacement cost insurance hereunder.

11.2 Proceeds. If the insurance proceeds do not exceed $250,000.00 Constant Dollars, all proceeds shall, subject to the provisions of this Lease, be adjusted by and paid to Tenant and shall, subject to the applicable provisions of this Lease, be applied by Tenant for the repair, restoration or reconstruction of any Improvements damaged or destroyed by the casualty giving rise to the insurance claim. If the proceeds exceed such amount, then unless such proceeds are disbursed by any Leasehold Mortgagee, all proceeds shall be adjusted by Tenant and shall be deposited with a responsible title insurance company doing business in Phoenix, Arizona, or other depository acceptable to Landlord, as escrow holder, to be disbursed as construction progresses. Tenant shall pay all escrow fees and charges. Any insurance proceeds remaining after repair, restoration and reconstruction of Improvements and after payment of all costs and expenses incurred in connection therewith shall be paid to Tenant.

11.3 Builder’s Risk Coverage. During any construction of Improvements, Tenant shall maintain or caused to be maintained in force until completion of the work, so-called “builder’s risk completed value insurance”, including vandalism and malicious mischief; covering Improvements in place and all material and equipment at the job site, but excluding contractor’s, subcontractor’s and construction manager’s tools and equipment and property owned by contractors or subcontractors’ employees, which shall have limits in an amount not less than the anticipated full replacement cost of the Improvements upon completion calculated as provided in Section 11.1.

11.4 Liability Insurance. Throughout the Lease Term at Tenant’s sole cost and expense, Tenant shall maintain in force:

11.4.1 commercial general liability insurance utilizing ISO form CG0001 (or its equivalent) insuring against claims and liability for personal injury, death and property damage occurring on, in or about the Premises and on any portion of the streets or sidewalks adjacent thereto. Such insurance shall afford minimum protection during the Lease Term of not less than $3,000,000.00 per occurrence and, $3,000,000 personal injury and advertising injury, $3,000,000 products and completed operations aggregate and $5,000,000 general aggregate. Said insurance shall contain broad form contractual liability coverage insuring all Tenant’s indemnity obligations under this Lease, coverage for the activities and operations of Tenant or any other Person on, in or about the Premises or performing work on behalf of Tenant, a “products-completed operation hazard coverage” endorsement, and “additional insured managers or lessor of Premises” endorsement, and a host “liquor liability endorsement.” There shall be no exclusions deterring or limiting the above coverages from form CG000 1.

11.4.2 To the extent Tenant maintains any automobiles in connection with the operation of the Premises, business automobile liability insurance, with minimum limits of $1,000,000 per occurrence combined single limit, with Insurance Service Office, Inc. Declarations (or equivalent), to include owned, non-owned and hired motor vehicles, applicable to claims arising from bodily injury, death or property damage arising out of the ownership, maintenance or use of any automobile.

The insurance deductible amounts shall be comparable to deductible amounts for similar insurance policies and shall be subject to Landlord’s reasonable approval. The amounts of such coverages and deductible amounts shall be reviewed and adjusted (but not below the minimums herein specified) from time to time during the Lease Term as may be necessary to reflect changes in the use of the Premises and to maintain a level of coverage which would generally be required by an Institutional Lender for a loan on a project substantially similar to the Premises.

11.5 Workers’ Compensation Insurance. To the extent Tenant has any employees, Tenant shall purchase and maintain and keep in effect at all times workers compensation and employers liability insurance as required by the State of Arizona Workers Compensation statutes, including endorsement for All State coverage for state of hire. In addition, Tenant shall obligate any property manager for the Premises to maintain such insurance.

11.6 Policy Requirements. All required insurance shall be issued by responsible insurance companies licensed to do business in the State of Arizona and approved by Landlord. All such policies shall be nonassessable and shall contain language, to the extent obtainable, to the effect that (a) any loss shall be payable notwithstanding any act or negligence of Landlord that might otherwise result in a forfeiture of the insurance, (b) the insurer waives the right of recovery and/or subrogation against Landlord, (c) the policies are primary and noncontributing with any insurance that may be carried by Landlord whose insurance shall be considered excess insurance only, and (d) the policies cannot be cancelled or materially changed except after thirty (30) days’ notice by the insurer to Landlord. Tenant shall furnish Landlord with copies of all policies or certificates evidencing them promptly after the policies are issued. At the commencement of the Lease Term and before the expiration or other termination of the existing policy, Tenant shall furnish Landlord with certificates evidencing all insurance required by this Lease. At the expiration of the Lease Term and to the extent such insurance is separately provided for the Premises and assignable, Landlord may, at its option, reimburse Tenant pro rata for all prepaid premiums on insurance maintained by Tenant and Tenant shall then assign all of Tenant’s right, title and interest in that insurance to Landlord. Tenant may effect for its own account any insurance not required under this Lease. All policies of liability insurance provided for in this Section shall name Landlord as an additional insured.

11.7 Failure to Maintain Insurance; Proof of Compliance. If Tenant fails or refuses to procure or to maintain insurance as required by this Lease or fails or refuses to furnish Landlord with required proof that the insurance has been obtained, is in force and has been paid for, Landlord shall have the right, at Landlord’s election and upon five (5) days’ prior written notice to Tenant (unless Tenant’s insurance has or will expire prior to the expiration of such 5-day period), to procure and maintain such insurance. The premiums paid by Landlord shall be due and payable from Tenant upon demand, together with interest at the Default Rate from the date paid by Landlord until repaid, and any failure by Tenant to pay such amount upon demand shall constitute a default under this Lease. Landlord shall give prompt notice of the payment of any of such premiums, stating the amounts paid and the name of the insurer or insurers.

11.8 Subrogation. Landlord hereby waives (on behalf of itself and any Person holding through right of subrogation) any and all rights of recovery, claim, action or cause of action against Tenant or its Affiliates, members, directors, officers, employees, managers and agents (each a “Tenant Release Party”) for any loss or damage that may occur to the Improvements and to Landlord’s interest in any other property located on the Premises, whether real, personal or mixed, regardless or cause or origin, INCLUDING THE NEGLIGENCE OR

OTHER MISCONDUCT OF ANY OF THE TENANT RELEASE PARTIES to the extent such loss is covered by insurance. Tenant hereby waives (on behalf of itself and any Person holding through right of subrogation) any and all rights of recovery, claim, action or cause of action against Landlord, its Affiliates, members, directors, officers, employees, managers and agents (each a “Landlord Release Party”) for any loss or damage that may occur to the Improvements and to all property of Tenant or its subtenants located on the Premises, whether real, personal or mixed, regardless of cause or origin, INCLUDING THE NEGLIGENCE OR OTHER MISCONDUCT OF ANY LANDLORD RELEASE PARTY to the extent such loss is covered (or is required under this Lease to be covered) by insurance. Nothing contained in this Section 11.8 is intended or shall be construed to create any liability that would not otherwise exist in the absence of this Section 11.8.

12. INDEMNITY. Subject to Landlord’s indemnification obligations under Section 14.3.2.E and Section 20.2.5 and excluding any claims arising from Landlord in its capacity as a Sublessee, Tenant shall indemnify, defend and hold Landlord harmless for, from and against any and all claims (including costs and attorneys’ fees) in any way and to the extent arising from: (a) the use or occupancy of the Premises during the Lease Term; (b) the conduct of Tenant’s business thereon; (c) any activity, work or thing done, performed or suffered on or about the Premises by Tenant, or any of the Involved Parties (other than Landlord in its capacity as a Sublessee); (d) any breach or default on Tenant’s part in the performance of any provision of this Lease during the Lease Term; (e) any act or omission of Tenant or any of its Involved Parties; and (f) any Leasehold Mortgage; and from and against all costs, attorneys’ fees, losses, expenses and liabilities reasonably incurred in connection with any such claims and any action or proceeding brought thereon; provided, that the foregoing shall exclude any claims and other liabilities to the extent deriving from the negligent act or omission or intentional misconduct of Landlord or its Involved Parties.

13. CONDEMNATION.

13.1 Condemnation Definitions. The following definitions and provisions apply in construing these provisions relating to a taking of or damage to all or any part of the Premises or any interest therein by eminent domain or by inverse condemnation:

A. “Taking” means the taking or damaging, including severance damage, by eminent domain or by inverse condemnation or for any public or quasi-public use under any statute. The transfer of title may be either a transfer resulting from recording a final order in condemnation or a voluntary transfer or conveyance to the condemnor. The Taking shall be considered to take place as of the earlier of (a) the date actual physical possession is taken by the condemnor, or (b) the date on which the right to compensation and damages accrues under Applicable Law.

B. “Total Taking” means the Taking of the fee title to all of the Premises or a lesser Taking which substantially impairs the ability of the Sublessees to carry on their respective businesses in the Premises or Tenant’s ability to reconstruct the Improvements (referred to in this Section as “Restoring”) so as to render the Improvements economically and feasibly usable by Tenant or the Sublessees for the remainder of the Lease Term.

C. “Partial Taking” means any taking other than a Total Taking.

D. “Net Award” means compensation paid for a Taking whether pursuant to judgment or by agreement or otherwise.

13.2 Total Taking. On a Total Taking, this Lease and the Lease Term hereof shall cease and terminate upon the taking of physical possession by the condemnor or the proposed condemnor and the Net Award shall be applied and distributed in the following order of priority: (a) to Landlord a sum equal to the lesser of (i) Landlord’s Residual Interest (as defined in Section 10.3) in the Building and the Premises or (ii) the Net Award, and (b) the residue, if any, shall be paid to Tenant (and any other parties, including the Leasehold Mortgagees, having a derivative interest through Tenant’s Interest in this Lease). If Landlord and Tenant are unable to agree on the allocation of condemnation proceeds in accordance with this Section, then the either party may refer this matter to arbitration in accordance with Section 19.24.

13.3 Partial Taking. On a Partial Taking, this Lease shall remain in full force and effect, covering the remaining portion of the Premises, without reduction in the Rent or other sums payable by Tenant hereunder. The Net Award from a Partial Taking shall be applied and distributed in the following order of priority: (a) to Tenant a sum equal to the cost of Restoring required to make all necessary repairs and alterations to the Improvements constituting a part of the Premises so as to constitute the portion not taken as a complete architectural unit, and (b) the residue, if any, shall be paid to Landlord and Tenant as set forth in Section 13.2. Promptly after a Partial Taking, at its expense, Tenant shall reconstruct the Premises according to plans approved by Landlord.

13.4 Temporary Taking. On any Taking of the temporary use of any part of the Premises for a period ending on or before the expiration date of the Lease Term, neither the Lease Term nor the Rent hereunder shall be reduced or affected in any way and Tenant shall be entitled to any award for the use or estate taken. If as a result of the Taking, expenditures are necessary to restore the Improvements to make it economically and feasibly usable for Tenant or its Sublessee’s continued occupancy of the Premises, Tenant shall receive the whole award and disburse it in trust for such work. At the completion of the work and the discharge of the Premises from all Liens, Tenant shall be entitled to any surplus and shall be liable for any deficit. If any such Taking is for a period extending beyond the expiration date of the Lease Term, the Taking shall be treated under the foregoing provisions for Total and Partial Takings.

13.5 Rent. In no event shall any Rent be abated, reduced or refunded as a result of any condemnation; provided that Tenant shall not be liable for any Impositions or other charges or assessments for which the Tenant is liable under this Lease following any termination pursuant to Section 13.2.

14. ASSIGNMENT, SUBLETTING AND RIGHT OF FIRST PURCHASE.

14.1 Assignment.

14.1.1 Tenant Assignment.

A. Except as set forth in the following sentence, Tenant shall not effect a Transfer prior to the commencement of the fifth (5th) Lease Year without the prior written consent of Landlord, which may be given or withheld in Landlord’s sole discretion. Prior to the commencement of the fifth (5th) Lease Year, Tenant may (i) effect a Transfer of Tenant’s Interest without the prior written consent of Landlord to a transferee that is an Affiliate of Tenant provided, that: (a) the transferee assumes each and all of the obligations of Tenant under this Lease from and after the date of Transfer; (b) Landlord shall not be bound by such Transfer unless and until Landlord actually receives written notice of such Transfer (including a copy of the operative Transfer document); and (c) the transferee is not an Excluded Sublessee/Assignee Party or (ii) effect a Transfer of less than 50% of the stock or interest in the Tenant entity so long as the transferee(s) are not Excluded Sublessee/Assignee Parties. No Transfer to an Affiliate under this Section 14.1.1.A shall relieve Tenant from liability hereunder.

B. Tenant shall have the right, from time to time after the fifth (5th) Lease Year, to effect a Transfer; provided, that the transferee is not an Excluded Sublessee/Assignee Party: (a) the transferee assumes each and all of the obligations of Tenant under this Lease from and after the date of Transfer; (b) Landlord shall not be bound by such Transfer unless and until Landlord actually receives written notice of such Transfer (including a copy of the operative Transfer document); (c) Tenant has complied with the provisions of Section 14.3 if applicable; (d) Landlord has not elected to purchase the Tenant’s Interest pursuant to Section 14.3; and (e) the transferee is a responsible third party reasonably capable of satisfying Tenant’s obligations hereunder; and (1) the transferee is not an Excluded Sublessee/Assignee Party. A Transfer under this Section 14.1.1.B shall not relieve Tenant from liability hereunder unless Landlord approves the financial capability of the transferee in writing, such approval not to be unreasonably withheld. Notwithstanding anything in this Section 14.1.1.A, Tenant may transfer this Lease to any Affiliate so long as the transferee is not an Excluded Sublessee/Assignee Party and Tenant shall have the right to mortgage, pledge or otherwise encumber its interest in the Premises in accordance with the terms of this Lease.

C. Any transferee shall assume and be bound by, and personally liable for, the obligations of Tenant under this Lease from and after the date of Transfer and the taking of possession by any transferee shall be conclusive evidence of such assumption of liability. Any Transfer not in conformity herewith shall be void.

14.1.2 Landlord Assignment. Landlord reserves the right to sell, assign, encumber or otherwise transfer all or any portion of Landlord’s interest in and to the Premises or this Lease upon the conditions that: (a) this Lease shall remain in full force and effect, subject to the performance by Tenant of all of its obligations hereunder; (b) any such action by Landlord shall not effect the rights or priorities of Tenant under this Lease; (c) Landlord shall not be released from any of its obligations under this Lease accruing prior to the date of such transfer; (d) the assignee shall have assumed in writing all of Landlord’s obligations hereunder from and after the date of the assignment; and (e) Tenant shall not be bound by such transfer unless and until Tenant actually receives written notice of such transfer, including copies of the transfer document(s) executed by the transferor and transferee in accordance with this Section.

14.2 Subleases.

14.2.1 General. Tenant shall have the right, from time to time, to enter into Subleases of all or any portion of the Premises on terms acceptable to Tenant, provided, that (a) all Subleases shall be in writing; (b) the aggregate rental charge or methodology for determining the rent under each Sublease shall be set forth in the Sublease and shall be consistent with the fair market value for the subleased premises (as determined by Tenant in its reasonable judgment), shall be paid over the term of the Sublease (and not prepaid) and shall not take into account the volume or value of patient referrals to any health care institution; (c) the Sublease does not conflict with the provisions of this Lease, including but not limited to the provisions regarding Permitted Uses and Precluded Uses; (d) except with Landlord’s approval (which may be given or withheld in Landlord’s sole discretion), the Sublease does not have a term extending beyond the stated Lease Term; (e) Tenant has complied with the provisions of Section 14.2.4 and Landlord has not elected to Sublease such Premises pursuant to Section 14.2.4; (d) the Sublessee is not an Excluded Sublessee/Assignee Party; and (f) provided the Hospital has not Ceased Operations as of the effective date of the Sublease, ninety percent (90%) of the leaseable space within the Building shall be subleased to Sublessees whose occupying physicians are members in good standing of the medical staff (“Medical Staff”) as determined in accordance with Section 14.2.2. The remaining ten percent (10%) of the leaseable space within the Building may be subleased to non-physician health care professionals such as dentists and psychologists.

14.2.2 Staff Membership. The provision of item (e) of Section 14.2.1 relating to Medical Staff (the “Staff Membership Requirement”) will be deemed not satisfied if, at any time, with respect to one or more Subleases necessary to insure that at least ninety percent (90%) of the leaseable space within the Premises satisfies the Staff Membership Requirements: (1) a physician who is the sole physician occupant of the Premises ceases to hold Staff Membership, as provided in the Medical Staffs bylaws; (2) with respect to a Sublessee comprised of more than one (1) physician (a “Group”), any of the physicians in the Group (whether employees, partners, members or shareholders) who occupy or use space in the Premises at any time or from time to time cease to have Staff Membership; or (3) with respect to a Sublessee where the Sublessee is a health care provider that manages or employs physicians (a “Practice Manager”), any of the physicians who are employed or managed by the Practice Manager and who occupy Premises in the Building cease to have Staff Membership (with the occurrence of any of the foregoing referred to as a “Non-Compliance Situation,” and the Sublease subject to the Non-Compliance Situation referred to as the “Applicable Sublease”). In the event of the occurrence of a Non-Compliance Situation, the sole right of Landlord, and the sole obligation of Tenant, shall be for Landlord to require Tenant to terminate (the “Lease Termination”) the Applicable Sublease violating the Staff Membership Requirement (the “Landlord Termination Right”). Promptly following any Non-Compliance Situation, Tenant shall notify Landlord, and Landlord may execute its Landlord Termination Right within ninety (90) days following receipt of Tenant’s notice (the “Termination Request”), in which event Landlord will be deemed, automatically and without further action by Tenant, the Sublessee or any other person or entity, to have assumed all obligations of the Sublessee under the Applicable Sublease from and after the date of the Lease Termination (the “Termination Date”) for the remaining term thereof, and to have been assigned all of the rights of the Sublessee under the Applicable Sublease, but solely from and after the Termination Date. Landlord shall, upon request by Tenant, take all acts and execute any documents, reasonably requested by Tenant to carry out the foregoing, including but not limited to an assumption of the obligations of the Sublessee under the Applicable Sublease. The Landlord Termination Right will not apply to the extent: (1) a Sublessee regains Staff Membership for the Applicable Sublease prior to the expiration of the sixty (60) day period following the Termination Request; (ii) loss or termination of Staff Membership, with respect to a physician, Group or Practice Manager to which a Non-Compliance Situation relates, is not legally enforceable by the Hospital; or (iii) that following a Termination Request, the Staff Membership Requirement is satisfied prior to the Termination Date. For purposes of this Section, any Subleases to Landlord or its Affiliates shall be deemed to satisfy the Staff Membership Requirement for purposes of this Section. If Landlord does not exercise Landlord’s Termination Right with respect to any Applicable Sublease, the Sublessee thereunder may continue to occupy the Sublease for the balance of the term, but Tenant shall not extend the term, nor shall Sublessee be permitted to exercise any renewal right (and any Sublease shall specify that membership on the Medical Staff is a condition of renewal).

14.2.3 Confirmation; Non-Disturbance. Landlord shall, if and when requested by Tenant, provide confirmation, with respect to any proposed Sublease, that such Sublease is in compliance with the provisions of this Lease. Landlord shall also, upon request of Tenant, execute any reasonable form of non-disturbance agreement requested by Tenant in connection with any Sublease that meets the requirements of this Lease, to confirm that the rights and interest of the Sublessee under such Sublease shall not be disturbed, notwithstanding a termination of or other action by Landlord under this Lease provided the Sublessee agrees, if requested, to attorn to Landlord and continues to perform each and all of its obligations under the Sublease. The fact that a violation or breach of any of the terms, provisions or conditions of this Lease results from or is caused by an act or omission by any of the Sublessees shall not relieve Tenant of Tenant’s obligation to cure the same. Tenant shall use commercially reasonable efforts to prevent any such violation or breach.

14.2.4 Right of First Refusal. Following execution of an initial Sublease for space in any portion of the Building (such space being referred to as “Second Generation Space”), Landlord shall have a right of first refusal on such Second Generation Space as provided in this Section. No sooner than ninety (90) days prior to the date when Tenant anticipates that any Second Generation Space shall become vacant (“Vacant Premises”), whether through expiration of Subleases or otherwise, Tenant shall first offer, by written notice to Landlord (a “Sublease Notice”), to enter into a Sublease with Landlord (or its designated Affiliates) for such Vacant Premises on the general leasing terms then being offered by Tenant for Subleases. If Landlord agrees to lease any Vacant Premises pursuant to this Section, Tenant shall nevertheless have the right to revoke the Sublease Notice and terminate the Landlord’s Sublease at any time up to sixty (60) days prior to the commencement of such Sublease if following Landlord’s exercise of its right to Sublease, the existing Sublessee of the Vacant Space enters into a renewal or extension of the expiring Sublease. If Landlord does not agree by written notice by Tenant to sublease any Vacant Premises within thirty (30) days following receipt of a Sublease Notice, then Tenant shall thereafter have the right to enter into Subleases with third parties for those Vacant Premises without obligation to Landlord, subject to all other applicable provisions of this Lease pertaining to Subleases. Landlord will, upon request by Tenant, provide any written confirmation requested to confirm Landlord has not exercised its right to so sublease Vacant Premises pursuant to a Sublease Notice.

14.2.5 Assignment of Subleases. To secure the prompt and full payment by Tenant of the Rent and the faithful performance by Tenant of all the other terms and conditions herein contained on its part to be kept and performed, Tenant hereby assigns, transfers and sets over unto Landlord, subject to the conditions hereinafter set forth, all of Tenant’s right, title and interest in and to all Subleases and hereby confers upon Landlord, its agents and representatives, a right of entry in, and sufficient possession of; the Premises to permit and insure the collection by Landlord of the rentals and other sums payable under the Subleases, and further agrees that the exercise of said right of entry and qualified possession by Landlord shall not constitute an eviction of Tenant from the Premises or any portion thereof and that should said right of entry and possession be denied Landlord, its agent or representative, Landlord, in the exercise of said right, may use all lawful force to gain and enjoy the same without responsibility or liability to Tenant, its servants, employees, guests or invitees, or any Person whomsoever; provided, however that such assignment shall become operative and effective only if (a) an event of default by Tenant shall occur under this Lease and only for such period as the event of default shall continue in effect or (b) this Lease shall be canceled or terminated pursuant to the terms, covenants and conditions hereof or (c) there occurs repossession under a dispossess warrant or other re-entry or repossession by Landlord under the provisions hereof or (d) a receiver for the Premises is appointed by reason of a Tenant default hereunder, and then only as to such of the Subleases that Landlord may elect to take over and assume. At such time as Landlord determines that an assignment has become operative and effective as provided herein Landlord may, without further authorization from Tenant, direct Sublessees to pay all rent and other amounts due under the Subleases directly to Landlord. At any time and from time to time upon Landlord’s demand, Tenant promptly shall deliver to Landlord a schedule of all Subleases, setting forth the names of all Sublessees, with a photostat copy of each of the Subleases. Upon reasonable request of Landlord, Tenant shall permit Landlord and its agents and representatives to inspect all Subleases affecting the Premises. Tenant covenants that each Sublease shall provide that the Sublessee thereunder shall be required from time to time, upon request of Landlord or Tenant, to execute, acknowledge and deliver, to and for the benefit of Landlord, an estoppel certificate confirming with respect to such Sublease the information set forth in Section 19.4 hereof. Until any assignment becomes operative or effective under this Section, Tenant may further assign, transfer and set over unto any Leasehold Mortgagee all of Tenant’s right, title and interest in and to all Subleases, subject, however, to the terms of this Lease.

14.2.6 Sublease Terms. Tenant covenants and agrees that all Subleases hereafter entered into affecting the Premises shall provide that (a) they are subject to this Lease, (b) the term thereof shall end not less than one (1) day prior to the expiration of the Lease Term, unless Landlord shall consent otherwise, which consent may be withheld in Landlord’s sole discretion, (c) the Sublessees will not do, authorize or execute any act, deed or thing whatsoever or fail to take any such action which will or may cause Tenant to be in violation of any of its obligations under this Lease, (d) the Sublessees will not pay rent or other sums under the Subleases with Tenant for more than one (1) month in advance (other than security deposits), (e) the Sublessees shall give to Landlord at the address and otherwise in the manner specified in Section 19.9 hereof; a copy of any notice of default by Tenant as the landlord under the Subleases at the same time as, and whenever, any such notice of default shall be given by the Sublessees to Tenant, (f) unless Landlord executes a new lease pursuant to Section 16.3, in the event of the termination or expiration of this Lease prior to the expiration of the Lease Term, any such Sublessee, at Landlord’s election (except in the event Landlord has executed a non-disturbance agreement for such Sublease, in which event attornment shall be required), shall be obligated to attorn to and recognize Landlord as the lessor under such Sublease, in which event such Sublease shall continue in full force and effect as a direct lease between Landlord and the Sublessee upon all the terms and conditions of such Sublease, except as hereinafter provided, (g) upon Sublessee’s receipt of a written notice from Landlord that it has exercised its rights under Section 14.2.5 and that all rent and other amounts due under the Sublease shall be paid to Landlord, the Sublessee is authorized and directed, without further notice from Tenant and notwithstanding any contrary notice provided by Tenant to the Sublessee, to pay all rents and other amounts due under the Sublease to Landlord, subject, however, to the rights of any Mortgagee, and (h) a representation by the Sublessee that it is not an Excluded Sublessee/Assignee Party. Any attornment required by Landlord of such Sublessee shall be effective and self-operative as of the date of any such termination or expiration of this Lease without the execution of any further instrument; provided, however, that such Sublessee shall agree, upon the request of Landlord, to execute and deliver any such instruments in recordable form and otherwise in form and substance satisfactory to Landlord to evidence such attornment. With respect to any attornment required by Landlord of any Sublessee hereunder, (i) at the option of Landlord, Landlord shall recognize all rights of Tenant as the lessor under such Sublease and the Sublessee thereunder shall be obligated to Landlord to perform all of the obligations of the Sublessee under such Sublease arising after the date of attornment, and (ii) Landlord shall have no liability, prior to its becoming lessor under such Sublease, to such Sublessee nor shall the performance by such Sublessee of its obligations under the Sublease, whether prior to or after any such attornment, be subject to any defense, counterclaim or setoff by reason of any default by Tenant in the performance of any obligation to be performed by Tenant as lessor under such Sublease, nor shall Landlord be bound by any prepayment of more than one (1) month’s rent unless such prepayment shall have been expressly approved in writing by Landlord. The provisions of this Section 14.2.6 shall survive the expiration or earlier termination of the Lease Term.

14.2.7 Excluded Sublessee/Assignee Party. Notwithstanding anything contained in this Lease to the contrary, in no event may Tenant Transfer the Premises or sublease space in the Improvements to a party which is an Excluded Sublessee/Assignee Party, nor may any member of Tenant convey its interest to an Excluded Sublessee/Assignee Party. If Tenant receives knowledge following the execution of a sublease that the Sublessee’s representation and warranty that it is not an Excluded Sublessee/Assignee Party is untrue and that the Sublessee is an Excluded Sublessee/Assignee Party, Tenant shall promptly exercise its right to terminate such Sublease.

14.3 Landlord’s Right to First Purchase.

14.3.1 Initiation of Landlord’s Right. Prior to effecting a Transfer of Tenant’s interest under this Lease (other than with respect to Subleases (which shall be subject to Section 14.2), or a Leasehold Mortgage, each as and to the extent permitted by this Lease) or offering, or entering into an agreement to, effect a Transfer of Tenant’s Interest, Tenant shall first offer to sell Tenant’s Interest to Landlord as follows:

A. Tenant shall give Landlord written notice of Tenant’s intention to offer Tenant’s interest for sale (a “Trigger Notice”), including the basic terms and desired sale price for Tenant’s Interest (the “Baseline Price”).

B. Landlord shall have the right, but not the obligation, for thirty (30) days following receipt of the Trigger Notice (the “Acceptance Period”) to agree by written notice to Tenant to purchase the Tenant’s Interest for the Baseline Price, and otherwise on the terms set forth in this Section 14.3 (an “Acceptance Notice”). If Landlord fails to deliver to Tenant an Acceptance Notice within the Acceptance Period, Landlord will be deemed to have elected not to purchase the Tenant’s Interest pursuant to the Trigger Notice.

C. If Landlord timely delivers an Acceptance Notice to Tenant, Tenant will be obligated to sell to Landlord, and Landlord will be obligated to purchase from Tenant, the Tenant’s interest in accordance with Section 14.3.2 below.

D. If Landlord fails to timely deliver an Acceptance Notice to Tenant, Tenant will have the right, but not the obligation, to sell the Tenant’s Interest, free and clear of the rights of Landlord under this Section 14.3 (a “Third Party Sale”), as follows:

(1) The Third Party Sale shall be for a price (payable by the buyer in cash or cash equivalent, including the unpaid balance of any Leasehold Mortgage to the extent such purchase includes such buyer acquiring the Tenant’s Interest subject to or with assumption of any outstanding Leasehold Mortgage) not less than ninety-five percent (95%) the Baseline Price. If Tenant wishes to complete a Third Party Sale for a price less than ninety-five percent (95%) the Baseline Price, Tenant shall again give Landlord a Trigger Notice and an opportunity to purchase, but the Acceptance Period shall be shortened to ten (10) business days.

(2) Closing of the Third Party Sale shall take place not later than one (1) year following expiration of the applicable Acceptance Period.

(3) Other terms of sale shall be as negotiated by Tenant, in its sole and absolute discretion.

(4) Any Third Party Sale shall not amend, terminate or otherwise affect the respective rights and obligations of Landlord and Tenant under this Lease. Without limiting the foregoing following any Third Party Sale the buyer shall be again obligated to offer Tenant’s Interest to Landlord before effecting any Transfer of Tenant’s interest.

(5) The buyer shall not be an Excluded Sublessee/Assignee Party.

(6) Tenant shall provide Landlord with a copy of the purchase and sale agreement and all amendments, addenda, supplements or side letters relating thereto and a certified copy of the settlement statement at the closing of the Third Party Sale.

E. Landlord shall execute any documents, as reasonably requested by Tenant, to confirm compliance with, and non-application of, this Section 14.3 to a Third Party Sale.

F. In the event Landlord does not timely give an Acceptance Notice, and Tenant does not complete a Third Party Sale in accordance with the terms of this Section within one (1) year following the applicable Acceptance Period, the provisions of this Section 14 shall again be applicable to Landlord and Tenant.

14.3.2 Terms of Landlord’s Purchase. Landlord’s purchase of Tenant’s Interest pursuant to Section 14.3.1 shall be on the following terms:

A. Closing of the purchase and sale of Tenant’s Interest shall be within ninety (90) days following the date of Landlord’s Acceptance Notice (the “Closing”).

B. The purchase price payable by Landlord shall be equal to the Baseline Price, and payable in cash at Closing; provided, that if and to the extent a Leasehold Mortgage is then outstanding, Landlord shall have the right, to the extent permitted by such Leasehold Mortgage, to assume such Financing, at no cost or liability to Tenant, with the unpaid principal balance of such Leasehold Mortgage at Closing credited against Landlord’s purchase price obligation; provided, that Tenant and its Affiliates and principals are released from all obligations under the Leasehold Mortgage and any document related thereto arising from and after the Closing. If the principal balance of the Leasehold Mortgage exceeds the Baseline Price, Tenant shall pay the difference at the Closing.

C. Tenant shall pay for an ALTA standard coverage leasehold policy of title insurance (with Landlord to pay for any additional coverage, including extended coverage, or endorsements). Landlord and Tenant shall each pay one-half (‘/2) of applicable escrow fees, and any other escrow or related charges shall be payable in accordance with customary practices within the City.

D. Purchase and sale shall be transacted through an escrow established with a recognized escrow agent/title insurer doing business in the City.

E. Landlord and Tenant shall each indemnify and hold the other harmless from any brokerage commissions, finders’ fees or similar claims, to the extent arising from their respective acts or omissions.

F. All matters customarily subject to proration, including but not limited to Rent under this Lease, rent and other payments under Subleases, real estate taxes, assessments, utilities, interest on any Leasehold Mortgage assumed by Landlord, and similar matters shall be prorated as of the Closing.

G. Any impound or similar accounts under the Leasehold Mortgage, and utility or similar deposits for bonds posted by Tenant, shall be replaced or purchased by Landlord at Closing, with any unapplied security deposits held by Tenant with respect to Subleases delivered or credited to Landlord at Closing.

H. Landlord and Tenant shall execute assignments, as to both the Tenant’s interest and any Subleases, by which Tenant assigns to Landlord and Landlord releases Tenant from, and Landlord assumes, all obligations of Tenant accruing from and after Closing, in form reasonably acceptable to Landlord and Tenant (with any form utilized for prior transfers of Tenant’s Interest, or the interest of Tenant under Subleases, being deemed so acceptable to Landlord and Tenant). Such assignment and assumption shall contain reciprocal indemnities from Tenant (relating to events occurring prior to the assignment) and Landlord (relating to events occurring on and after the assignment).

I. Landlord and Tenant to each pay the cost of their respective attorneys, consultants and other third party contractors.

J. Tenant shall deliver to Landlord at the Closing all Subleases, keys, customary records pertaining to Subleases and operation of the Premises, and similar materials in Tenant’s possession (excluding internally generated reports, including feasibility analyses, pro formas and the like).

K. Landlord and Tenant shall each provide appropriate authorizing resolutions to the other and any escrow agent at or prior to Closing.

L. Landlord and Tenant shall each take such acts, and execute such documents, as are reasonably required to complete the foregoing transaction and Closing.

14.3.3 Non-Application. Provisions of this Section 14.3 shall not apply to any of the following:

A. Any Transfers upon foreclosure or other exercise of remedies by a Leasehold Mortgagee; or

B. Transfers upon or in lieu of condemnation by governmental authorities;

C. Transfers of equity interests in Tenant where some or all of the equity interest holders in Tenant immediately prior to such Transfer continue to hold at least a fifty-one percent (51%) equity interest in Tenant following such Transfer (and such interest is not diluted through a series of transfers intended to circumvent this provision); provided that in no event shall any equity interest in Tenant, or any constituent entity holding a direct of indirect interest in Tenant, be assigned or otherwise transferred to an Excluded Sublessee/Assignee Party.

15. FINANCING.

15.1 Tenant’s Financing. Tenant shall have the right during the Term to subject the Improvements and Tenant’s leasehold interest in the Premises to one or more mortgages, deeds of trust, assignments of lease, security agreements or other methods of financing or refinancing (a “Leasehold Mortgage,” any holder of which is called a “Mortgagee”), or to any one or more extensions, modifications or renewals or replacements of a Mortgage subject, however, to the following:

15.1.1 Each Leasehold Mortgage or other security instrument acquired by the Mortgagee shall be a lien only on Tenant’s interests in and to this Lease and the leasehold estate created hereby and shall be subject and subordinate to Landlord’s fee interest in the Premises or Landlord’s reversionary interest in the Property. Each Leasehold Mortgage shall be subject to the terms and provisions of this Lease, and the Mortgagee, or anyone claiming by, through or under the same, shall not, by virtue thereof, acquire any greater rights hereunder than Tenant has under this Lease;

15.1.2 Landlord shall not be liable for the payment of the sum secured by such Leasehold Mortgage, nor for any expenses in connection with the same, and neither such Leasehold Mortgage nor any instrument collateral thereto shall contain any covenant or other obligation on Landlord’s part to pay such debt, or any part thereof, or to take any affirmative action of any kind whatsoever or to perform or observe any obligation or agreement thereunder;

15.1.3 The loan secured by such Leasehold Mortgage shall be made by a commercial or savings bank, trust company, savings and loan institution or an insurance company authorized to do business in the State of Arizona or other institutional lender in the business of making real estate loans and shall be nonparticipating, except with another institution of the character herein set forth and such loan shall be made on the basis of prevailing market rates and terms;

15.1.4 No Leasehold Mortgage may secure any indebtedness unrelated to the Property; provided, however, that any such Leasehold Mortgage may serve as cross-collateral for any loan made to Tenant and one or more Affiliate as part of a portfolio loan transaction that is secured, in part, by real property other than the Property;

15.1.5 Tenant shall deliver to Landlord copies of all documents recorded to evidence any and all Leasehold Mortgages and all notices of default received by Tenant from the Mortgagee;

15.1.6 The Leasehold Mortgage shall by its terms require the Mortgagee to deliver copies of default notices to Landlord simultaneously upon mailing to Tenant and shall grant to Landlord the right to cure any default if Tenant fails to do so within the greater of (i) 30 days following the giving of such notice; of (ii) such time (if any) as shall, pursuant to the terms of the Leasehold Mortgage or other documents, be given to Landlord to cure any such default. Neither Landlord’s right to cure any such default, nor any exercise of such a right by Landlord, shall constitute an assumption of liability by Landlord under the Leasehold Mortgage or any document executed in connection therewith; and

15.1.7 The Leasehold Mortgage shall by its terms state that in the event of a casualty all insurance proceeds will be made available to Tenant for purposes of reconstructing the Improvements subject, however, to any conditions in the Leasehold Mortgage that are approved by Landlord in its sole discretion.

15.2 Tenant’s Obligations. Tenant shall pay the indebtedness secured by any Leasehold Mortgage when the same shall become due and payable and perform, when such performance is required, all obligations of the mortgagor thereunder. Tenant further shall not suffer or permit any default to occur and continue under any Leasehold Mortgage beyond any applicable notice, cure or grace period contained therein. Tenant shall cause a complete and genuine copy of the Leasehold Mortgage, together with written notice containing the name and post office address of the Mortgagee thereunder, to be delivered to Landlord.

16. RIGHTS OF MORTGAGEE.

16.1 Notice to Mortgagee. If an event of default shall have occurred and be continuing, Landlord shall send a duplicate copy of all written notices of any event of default to any Mortgagee that has provided its address in writing to Landlord by Tenant. Mortgagee shall have thirty (30) days (ten (10) days in the case of a monetary event of default) after delivery of the written notice from Landlord within which to cure or remove the event of default, provided that if any non-monetary event of default is not capable of being cured within such 30-day period, then Mortgagee shall have the same period of time granted to Tenant pursuant to Section 17.1 to cure such default, provided that Mortgagee promptly commences to cure the same and thereafter pursues the curing of the event of default with diligence. Notwithstanding any other provision of this Lease, Landlord shall not have any right pursuant to this Lease or otherwise to terminate this Lease due to Tenant’s default unless Landlord shall have first given a copy of the written notice of default to Mortgagee and unless Mortgagee shall have failed to cure or remove, or cause to be cured or removed, the event of default, within the time required by this Section 16.1.

16.2 Acceptance of Cure. Landlord will accept performance by Mortgagee of any covenant, agreement or obligation of Tenant contained in this Lease with the same effect as though performed by Tenant.

16.3 New Lease. If this Lease is terminated for any reason, including, but not limited to any termination following Mortgagee’s failure to cure an event of default as permitted in Section 16.1, or if this Lease is rejected or disaffirmed pursuant to bankruptcy laws or other laws affecting creditors’ rights, Landlord will enter into a new lease of the Premises with Mortgagee, or any party designated by the Mortgagee (other than an Excluded Sublessee/Assignee Party), within thirty (30) days after the request of Mortgagee referred to below. The new lease shall be effective as of the date of termination, rejection or disaffirmance of this Lease and shall be upon the same terms and provisions contained in this Lease (including the amount of the Base Rent and other sums due from Tenant hereunder). In order to obtain a new lease, Mortgagee must make a written request to Landlord for the new lease within sixty (60) days after Mortgagee is notified of the effective date of termination, rejection or disaffirmance of the Lease, as the case may be, and the written request must be accompanied by a copy of the new lease, duly executed and acknowledged by Mortgagee or the party designated by Mortgagee as tenant. In addition, Mortgagee must cure all Events of Default under the Lease. Mortgagee’s rights under this Section 16.3 are in addition to, and not limited by, Mortgagee’s right to cure under Section 16.1. The provisions of this Section 16.3 are a separate and independent covenant made by Landlord to and for the benefit of Mortgagee. From the effective date of termination, rejection or disaffirmance of this Lease to the date of execution and delivery of such new lease or the expiration of the period during which Mortgagee may request a new lease, Mortgagee may, upon payment of the Base Rent and any other sums as may be due from Tenant and performance of Tenant’s obligations under this Lease, use and enjoy the leasehold estate in accordance with the terms of this Lease without hindrance by Landlord.

16.4 No Surrender. If Landlord has received written notice of a Leasehold Mortgage, Landlord will not accept a voluntary surrender of this Lease while such Leasehold Mortgage is in effect.

16.5 Nonliability for Covenants. The provisions of this Section 16 are for the benefit of Mortgagees and may be relied upon and shall be enforceable by any Mortgagee (a) whose Leasehold Mortgage complies with the provisions of Section 15.1 and Section 16.6, and (b) who notifies Landlord in writing and provides a copy of its Leasehold Mortgage to Landlord. Neither Mortgagee nor any other holder or owner of the indebtedness secured by the Leasehold Mortgage or otherwise shall be liable upon the covenants, agreements or obligations of Tenant contained in this Lease, unless and until Mortgagee or that holder or owner acquires the interest of Tenant, except as expressly provided otherwise in Section 16.3.

16.6 Certain Conditions; Rights of Landlord. In order for any Mortgagee to be entitled to the benefits provided by this Section 16 and in order for such Leasehold Mortgage not to violate the prohibitions set forth in Section 14, the Mortgagee must expressly agree in a written agreement with Landlord in recordable form as follows: (i) that the Mortgagee will give Landlord notice of any default by Tenant under the Leasehold Mortgage, and that Landlord will have the option, but not the obligation, to exercise either of the following rights within thirty (30) days after receipt of such notice: (A) Landlord may cure said default within such thirty (30) day period if it shall so choose, unless such default is of such a nature that it cannot be completely cured within such thirty (30) day period, in which event Landlord shall have such longer period as shall be reasonably necessary to cure such default if Landlord shall so choose, provided Landlord commences such cure with such thirty (30) day period and thereafter diligently prosecutes such cure to completion, or (B) Landlord may purchase the outstanding loan secured by the Leasehold Mortgage and all related documents by giving the Mortgagee written notice of its intent to do so within such thirty (30) day period; (ii) the purchase price for the loan shall be the total of (A) the outstanding principal balance of the loan as accelerated, (B) all accrued but unpaid interest, (C) all reasonable costs incurred by Mortgagee in connection with any of its attempts to collect the loan and enforce its remedies, including reasonable attorneys’ fees and other costs in connection with preparation for foreclosure, and (D) all other amounts due and owing under the loan documents; provided that the purchase price shall not include any prepayment penalties or fees; (iii) Landlord will be responsible for the payment of all reasonable fees and costs of the Mortgagee in connection with Landlord’s acquisition of the loan; and (iv) the transfer of the loan to Landlord will be without recourse to Mortgagee. Tenant hereby consents to any cure by Landlord of any default by Tenant under the Leasehold Mortgage. Tenant shall reimburse Landlord for all payments, costs and expenses made, paid or incurred, together with interest thereon (which payments costs, expenses and interest shall be considered additional Rent hereunder), by Landlord in connection with the cure of any such default or the acquisition of any loan by Landlord, including attorney’s fees, immediately upon receipt of Landlord’s written demand for reimbursement.

17. DEFAULT AND REMEDIES.

17.1 Default. If any one or more of the following events shall occur:

17.1.1 Tenant fails in the due and punctual payment of any sum required to be paid by Tenant under this Lease and such failure continues for a period of ten (10) days after written notice thereof from Landlord to Tenant; or

17.1.2 Tenant fails (after the expiration of any applicable cure, notice or grace period) to perform or comply with any of the provisions or requirements of any Sublease, including without limitation, a failure to maintain the Building or any subleased space; or

17.1.3 Tenant fails to perform or comply with any of the other provisions of this Lease (other than those referred to in the foregoing Section 17.1.1) and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, except that in connection with any default not susceptible of being cured with diligence within thirty (30) days, the time within which Tenant shall cure the same shall be extended for such time as may be necessary to cure the same with all due diligence and without irreparable harm to Landlord; or

17.1.4 Tenant files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent (and such adjudication is not set aside, discharge or bonded over within sixty (60) days thereafter) or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code, or any other present or future applicable federal, state or other statute or law, or seeks, or consents to, or acquiesces in, the appointment of any trustee, receiver, or liquidator of Tenant, or of all or any substantial part of its properties or of the Building or its leasehold estate hereunder; or

17.1.5 Within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future applicable federal, state or other statute or law, such proceeding has not been dismissed, or if within ninety (90) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver, or liquidator of Tenant or of all or any substantial part of its properties or of the leasehold estate hereunder, such appointment has not been vacated or stayed on appeal or otherwise, or if, within sixty (60) days after the expiration of any such stay, such appointment has not been vacated; or

17.1.6 Any transfer, sale, conveyance, assignment, subletting, hypothecation, encumbrance or pledge of Tenant’s interest in the Premises or the Improvements, whether voluntary, involuntary, foreclosure, or otherwise by operation of law, either (i) to an Excluded Sublessees/Assignee Party or (ii) otherwise in violation of the terms of this Lease; or

17.1.7 Any sheriff, marshal or other officer takes possession of the Premises or Tenant’s leasehold estate, or any material portion of either, by virtue of any execution, attachment, levy, writ or other proceeding and such is not dismissed, vacated or stayed within ninety (90) days after written notice thereof;

then, and in any such event, at any time thereafter during the continuance of any such event, Tenant shall be in default hereof and, at its option and without limiting Landlord in the exercise of any other right or remedy it may have on account of such default, and without any further notice or demand, Landlord may enforce any of the remedies herein provided or otherwise available at law.

17.2 Remedies.

17.2.1 In the event of a default by Tenant, Landlord may, in addition to any other rights or remedies available under this Lease or at law or in equity:

A. Choose not to reenter the Premises but to hold Tenant responsible for all terms of this Lease; or

B. Declare this Lease at an end, reenter the Premises and repossess and enjoy the Premises subject to the rights of Sublessees under Subleases for which Landlord has executed a non-disturbance agreement; or

C. Re-enter the Premises, and without terminating this Lease at any time, and from time to time, subject to the rights of Sublessees under Subleases, relet the Premises, or any part or parts thereof, for the account of Tenant, or otherwise; receive and collect the rents therefor, applying the same first to the payment of such expenses as Landlord may have paid, assumed or incurred in recovering possession of the Premises, including costs, expenses and attorneys’ fees, and for placing the same in good order and condition, or preparing or altering the same for reletting, and all other expenses, commissions and charges paid, assumed or incurred by Landlord in or about reletting the Premises, and then to the fulfillment of the obligations of Tenant hereunder.

17.2.2 Any reletting by Landlord may be for the remainder of the Lease Term or for shorter or longer periods. Landlord may execute any lease made pursuant to the terms hereof either in its own name or in the name of Tenant, as Landlord may see fit, and the lessees therein shall be under no obligation whatsoever for the application by Landlord of any rent collected by Landlord from such lessee to any and all sums due and owing or which may become due and owing under the provisions of this Lease, nor shall Tenant have any right or authority whatever to collect any rent from such lessee. In the event of reletting, Tenant shall pay to Landlord all such sums required to be paid by Tenant up to the time of reentry by Landlord, and thereafter Tenant shall, if required by Landlord, pay to Landlord until the end of the term of this Lease, the equivalent of the amount of all Rent and other charges required to be paid by Tenant under the terms of this Lease, less the avails of such reletting during the remainder of the term of this Lease, if any, after payment of Landlord’s expenses as aforesaid, and the same shall be due and payable on the several Rent payment dates herein specified. No entry or reletting by Landlord shall be construed as an election on its part to terminate this Lease or accept a surrender by Tenant unless a written notice of such intention is executed by Landlord.

Notwithstanding any reletting without termination, at any time thereafter, Landlord may elect to terminate this Lease for such previous default by Tenant.

17.2.3 If Landlord at any time terminates this Lease because of a default by Tenant, in addition to any other remedy it may have, Landlord may recover from Tenant all damages Landlord may incur by reason thereof; including, without limitation, the cost of recovering the Premises.

17.2.4 Notwithstanding anything contained herein to the contrary, Landlord shall not have the right to terminate this Lease on account of a default by Tenant at anytime when MMIC JCL MOB, LLC, a Delaware limited liability company, is the Tenant under this Lease. This Section 17.2.4 shall not apply following any Transfer hereunder.

17.3 Late Payment. If any payment due from Tenant is not received by Landlord when due, the Rent or other sum not paid shall accrue interest, from the date due until paid, at the Default Rate.

17.4 Waiver. No failure by a party to insist upon the strict performance of any provision of this Lease or to exercise any right or remedy consequent upon the default thereof, and no acceptance of full or partial Rent during the continuance of any such default, shall constitute a waiver of any such default or of such provision. No provision of this Lease to be performed or observed by a party and no default thereof shall be waived, altered or modified except by written instrument executed by the non-defaulting party. No waiver of any default shall affect or alter this Lease but each and every provision of this Lease shall remain and continue in full force and effect with respect to any other existing or subsequent default thereof.

17.5 Injunction. In the event of any threatened default by a party of any of the provisions of this Lease, the other party shall be entitled to seek to enjoin such default or threatened default as though reentry, summary proceedings and other remedies were not provided for in this Lease.

17.6 Cumulative Remedies. Each of Landlord’s rights and remedies provided for in this Lease shall be cumulative, and shall be in addition to every other right or remedy provided for in this Lease, or now or hereafter existing at law or in equity whether by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease, as now or hereafter existing, shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity.

17.7 Landlord Default. If Landlord fails to perform any of its obligations or breaches any of its covenants contained in this Lease, Landlord shall not be in default unless such failure continues for a period of thirty (30) days after written demand for performance is given by Tenant, or, if the default is of such a character as to require more than thirty (30) days to cure, unless Landlord shall fail to commence said cure promptly and use reasonable diligence in working to complete such cure.

17.8 Landlord’s Right to Cure Defaults. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be at its sole expense and, except as otherwise specifically provided herein, without any abatement of Rent. If Tenant is in default in the performance of any term or covenant on Tenant’s part to be kept, observed or performed hereunder, at its option, Landlord may make any such payment or perform any such covenant for the account of Tenant. If Landlord makes any expenditure or incurs any obligation for the payment of money in connection therewith, the same shall be due and payable upon demand, together with interest thereon at the Default Rate from the date paid by Landlord until repaid, and if Tenant should fail to pay such sum, with interest, within five (5) days following demand, such failure shall constitute a default hereunder. Landlord’s rights hereunder shall be in addition to any other rights granted to Landlord by any other provisions of this Lease and shall not constitute a waiver of any rights of Landlord or a release of Tenant from any obligations under this Lease.

18. ENVIRONMENTAL PROVISIONS.

18.1 Definitions.

A. As used in this Lease, the term “Hazardous Material[s]” means any oil, flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials including, without limitation, any substances that pose a hazard to the Premises or to persons on or about the Premises and any substances defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” biohazardous medical waste,” “pollutant,” “contaminant,” or words of similar import, now or subsequently regulated in any way under applicable federal, state or local laws or regulations, including without limitation, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos in any form, PCBs, urea formaldehyde foam insulation, transformers or other equipment containing dielectric fluid, levels of polychlorinated biphenyls, or radon gas, and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.

B. As used herein, the term “Environmental Law[s]” means any one or all of the following: the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Resource Conservation Act and Recovery Act as amended (42 U.S.C. §§ 6901 et seq.); the Safe Drinking Water Act as amended (42 U.S.C. §§ 300f et seq.); the Clean Water Act as amended (33 U.S.C. §§ 1251 et seq.); the Clean Air Act as amended (42 U.S.C. §§ 7401 et seq.); the Toxic Substances Control Act as amended (15 U.S.C. §§ 135 et seq.); the Solid Waste Disposal Act as amended (42 U.S.C. §§ 3251 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.); the provisions of Title 49 of Arizona Revised Statutes; the regulations promulgated under any of the foregoing; and all other laws, regulations, ordinances, judicial or administrative decisions, standards, policies, and guidelines now in effect or hereinafter enacted by any Governmental Authority (whether local, state or federal) having jurisdiction or regulatory authority over the Premises or over the activities conducted therein and which deal with the regulation or protection of human health, industrial hygiene or the environment, including the soil, subsurface soil, ambient air, groundwater, surface water, and land use.

C. As used herein, the term “Environmental Activity[ies]” means any intentional or unintentional generation, manufacture, production, pumping, bringing upon, use, storage, treatment, release, discharge, escaping, emitting, leaching, disposal or transportation of Hazardous Materials.

18.2 Prohibition on Hazardous Materials. Except as specifically provided in Section 18.3 below, Tenant shall not cause or permit any Environmental Activities in, on or about the Premises by Tenant or Tenant’s agents, employees, contractors, assignees, Sublessees or invitees (hereinafter cumulatively referred to as “Tenant’s Agents”) without the prior written consent of Landlord. Landlord shall be entitled to take into account such factors or facts as Landlord may reasonably determine to be relevant in determining whether to consent to Tenant’s proposed Environmental Activities and Landlord may attach conditions to any such consent if such conditions are reasonably necessary to protect Landlord’s interests in avoiding potential liability upon Landlord or damage to Landlord’s property arising from any Environmental Activity by Tenant or Tenant’s Agents.

18.3 Exception to Prohibition. Notwithstanding the prohibition set forth in Section 18.2 above, but subject to Tenant’s covenant to comply with all Environmental Laws and with the other provisions of this Section 18 Tenant (or any Sublessee) may bring upon, keep, use and generate in the Premises (but not outside the Premises) (i) general office supplies used in the ordinary course of business, such as copier toner, liquid paper, glue, ink, and janitorial supplies, and (ii) those Hazardous Materials, if any, described on a separate list to be approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed so long as any such Hazardous Materials are of a nature typically used in connection with the operation of a medical office and the related outpatient surgical procedures, and pathological, laboratory and radiological services incident thereto to the extent permitted under this Lease, and initialed by Landlord and Tenant, which list shall include a description of the handling, storage, use and disposal procedures to be utilized by Tenant (or any Sublessee) with respect thereto and may be amended from time to time to describe the current Hazardous Materials and conditions.

18.4 Compliance with Environmental Laws. Tenant shall keep and maintain the Premises in compliance with, and shall not cause or permit the Premises to be in violation of; any Environmental Laws. All Tenant’s activities at the Premises shall be in accordance with all Environmental Laws. Additionally, Tenant shall obtain, and shall require its Sublessees to obtain, any and all necessary permits, approvals and authorizations for any activities at the Premises, including renewals thereof. Tenant’s obligations and liabilities under this Section 18 shall continue so long as Landlord or its successors and assigns bears any liability or responsibility under the Environmental Laws for any action that occurs on the Premises during the term of this Lease.

18.5 Environmental Notices. Tenant shall immediately, and in any event not more than five (5) days after the occurrence thereof, notify Landlord of and upon Landlord’s request shall provide Landlord with copies of the following:

A. Any correspondence, communication or notice, oral or written, to or from any Governmental Authority or any other Person regarding the application of Environmental Laws to the Premises or Tenant’s operations on the Premises, including, without limitation, any judicial or administrative complaint, order or pleading, notices of violation, notices of inspections, inspection reports, notices to comply and citations;

B. Any reports filed by Tenant or any Sublessee pursuant to any Environmental Law or self-reporting requirements;

C. Any permits and permit applications relating to Environmental Laws; and

D. Any change in the operations on the Premises that will change or has the potential to change Tenant’s or Landlord’s obligations or liabilities under Environmental Laws; provided, however, that any change in use is subject to Section 6.1, and Tenant shall notify Landlord no less than three (3) days prior to such change.

Tenant shall also notify the Landlord of the release of any Hazardous Material in, on, under, about or above the Premises, the Building, or the Property.

18.6 Environmental Indemnity. Except as provided, in Section 18.7, Tenant shall protect, indemnify, defend (with counsel satisfactory to Landlord) and hold harmless Landlord and its Involved Parties and their respective successors and assigns for, from and against any and all losses, damages, claims, costs, expenses, penalties, fines and liabilities of any kind (including, without limitation, the cost of any investigation, remediation and cleanup, and attorneys’ fees) which, in Landlord’s reasonable opinion, are attributable to (i) any Environmental Activity in the Building or Premises undertaken or committed during the Term of this Lease, (ii) any investigation, remedial or clean-up work undertaken by or for Tenant in connection with Environmental Activities or compliance with Environmental Laws, or (iii) the breach by Tenant of any of its obligations and covenants set forth in this Section 18. Landlord shall have the right but not the obligation to join and participate in, and control, if it so elects, any legal proceedings initiated in connection with the Environmental Activities of Tenant or Tenant’s Agents. Landlord may also negotiate, defend, approve and appeal any action proposed, taken or issued by any applicable Governmental Authority with regard to any Environmental Activities at, on, or under the Premises or any portion of the Building. Any costs or expenses incurred by Landlord for which Tenant is responsible under this Section 18 or for which Tenant must indemnify Landlord shall be reimbursed by Tenant on demand, as additional Rent and with interest thereon at the Default Rate, which shall accrue from and after the date that is twenty (20) days after the date on which Tenant receives written notice of the amount to be reimbursed. This indemnity shall survive the termination of this Lease.

18.7 Exception to Indemnity. Notwithstanding anything contained in this Section 18, Tenant shall not be responsible for, or, by executing this Lease, assume liability for (i) any Environmental Activity occurring prior to the Effective Date of this Lease, or (ii) any Environmental Activity in the Building or Premises undertaken or committed by Landlord or its Affiliates (or their respective agents or contractors) whether in their capacity as a Sublessee during the Lease Term or otherwise, and the indemnity set forth in Section 18.6 shall exclude such matters.

19. GENERAL PROVISIONS.

19.1 Holding Over. No holding over by Tenant after the Lease Term shall operate to extend the Lease. In the event of any unauthorized holding over, Tenant shall indemnify Landlord against all claims for damages by any other lessee to whom Landlord may have leased all or any part of the Premises effective upon the termination of this Lease. Any holding over without the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month with a Base Rent equal to two hundred percent (200%) of the most recent Base Rent then in effect. No right to extend the Lease or expand the Premises or any right of first refusal or other special rights granted to Tenant shall apply during any holdover period.

19.2 Real Estate Brokerage. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease other than Amercon Realty (Duane Jones) and DevMan Company (Bill Molloy), who have been paid a commission pursuant to a separate purchase agreement. Each party shall hold harmless the other party for, from and against all damages resulting from any claims that may be asserted against the other party by any other broker, finder, or other person, with whom the other party has or purportedly has dealt. Tenant acknowledges that no broker or agent shall have the right to make any representation or warranty on behalf of Landlord.

19.3 Nonmerer. If both Landlord’s and Tenant’s estates in the Premises become vested in the same owner, this Lease shall nevertheless not be destroyed whether by application of the doctrine of merger or otherwise except at the express election of the owner.

19.4 Estoppel Certificates. At any time and from time to time within ten (10) days after request by either party, the other party shall execute and deliver to the requesting party, or to such other recipient as the notice shall direct, a statement certifying that this Lease is unmodified and in full force and effect, or if there have been modifications, that it is in full force and effect as modified in the manner specified in the statement, and that there are no claims, offsets, defenses or defaults asserted by the party making such statement other than those specified therein. The statement shall also state the dates to which the Rent and any other charges have been paid in advance and shall specify such other matters as the requesting party shall reasonably request. The statement shall be such that it can be relied on by any person specified in the request.

19.5 Attorneys’ Fees. If either party files any action or brings or is brought into any proceeding against or involving the other party arising out of this Lease, the Premises, or for the declaration of any rights relating thereto, the party entitled to recover court costs from the other shall be entitled to reasonable attorneys’ fees as part of such costs as determined by the court and not by the jury.

19.6 Recorded Lease. This Lease shall not be recorded but concurrently with the execution of this Lease the parties shall execute and record the Memorandum.

19.7 No Partnership. Landlord shall not in any way or for any purpose be deemed a partner, joint venturer or member of any joint enterprise with Tenant, nor shall Tenant be deemed the employee or agent of Landlord for any purpose.

19.8 Successors. Subject to the provisions of Section 14, each and every provision of this Lease shall bind and shall inure to the benefit of the parties hereto and their successors. The term “successors” is used herein in its broadest possible meaning and includes every Person acquiring or succeeding to any interest in this Lease or the Premises or of Landlord or Tenant herein, whether such succession results from the act of a party in interest, occurs by operation of law, or as the effect of the operation of law together with the act or omission of such party.

19.9 Notices. All notices or requests which are required or which may be given by either party to the other hereunder shall be in writing and shall be deemed delivered: (a) upon personal delivery; (b) on the third business day following deposit in the United States mail, certified or registered U.S. mail, return receipt requested; or (c) one business day following delivery to a recognized overnight delivery courier addressed to each party at the following addresses or such other address as either party may designate by such notice:

If to Tenant:	c/o Montecito Medical Realty Acquisition Corp. 7785 Baymeadows Way, Suite 200 Jacksonville, Florida 32256 Attention: General Counsel Facsimile: (904) 339-0282

If to Landlord:	John C. Lincoln Health Network 250 East Dunlap Avenue Phoenix, Arizona 85020-2461 Attention: Senior Vice President - Real Estate Facsimile: (602) 944-8062

19.10 No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided to be paid shall be deemed to be other than on account of the earliest Rent due and payable under this Lease, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, unless expressly agreed to, in writing, by Landlord. Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

19.11 Time of Essence. Time is of the essence of this Lease and each and all of its provisions.

19.12 Severability. The unenforceability, invalidity, or illegality of any provision of this Lease shall not render the other provisions unenforceable, invalid or illegal.

19.13 Entry. Landlord shall have the right at all times during the Lease Term to enter upon the Premises and examine or inspect the same for any purpose; provided, that unless emergency circumstances require otherwise, any such entry shall be at reasonable times upon reasonable advance notice to Tenant and any applicable Sublessee(s) and in manner not unreasonably interfering with the operation of the Premises (including operations of Sublessees).

19.14 Quiet Enjoyment. Provided Tenant pays all sums due hereunder and performs all provisions hereof, Tenant shall peaceably and quietly have, hold and enjoy the Premises throughout the Lease Term.

19.15 Interpretation. The captions by which the paragraphs of this Lease are identified and the main headings under which particular paragraphs are placed are for convenience only and shall have no effect upon the interpretation of this Lease. Wherever the context so requires, the singular number shall include the plural, the plural shall refer to the singular, and the neuter gender shall include the masculine and feminine genders. If either party consists of more than one person, each person shall be jointly and severally liable hereunder. If any provision of this Lease shall be held to be invalid by a court, the remaining provisions shall remain in effect and shall in no way be impaired thereby. This Lease shall be governed and construed in accordance with Arizona law, without giving effect to choice of law principles.

19.16 Entire Instrument. This is an integrated Lease which contains all of the understandings of the parties with respect to the Premises and supersedes all agreements heretofore or contemporaneously made by the parties with respect to the matters contained herein. This Lease cannot be modified in any respect expect by a writing executed by Landlord and Tenant.

19.17 Representations. Landlord and Tenant each represent and warrant to the other (understanding that such representations are a material inducement to, and are being relied upon by, the other in so entering into this Lease) that:

A. Execution of this Lease, and performance by it of each and all of its obligations under this Lease, is in accordance with and has been duly authorized by all appropriate organizational action; and

B. Neither execution or this Lease nor performance of each and all of its obligations under this Lease will violate any law, agreement, or other arrangement by which it is bound.

Further Tenant represents and warrants to and covenants with Landlord that:

C. Neither this Lease nor any Sublease or any rent or other amounts payable thereunder is, directly or indirectly, intended to, and shall not be construed to, require or encourage or be based upon any referral of patients to facilities owned or operated by Landlord.

D. Neither Tenant nor its members, officers, directors, employees (or any family members thereof) have a financial or referral relationship with Landlord. No officer, director or employee (or family member thereof) of Landlord has a material financial interest in or is a director, officer, significant donor, or is employed by or under contract with Tenant. No physician holds, directly or indirectly, any ownership interest in Tenant or any affiliate of Tenant.

E. The Rent under this Lease was negotiated at arms length and is consistent with the fair market value of rental for property similar to the Premises.

19.18 Confidentiality. The terms and conditions of this Lease, and all other agreements and instruments executed and delivered by the respective parties in connection with this Lease, including all preliminary drafts of such documents (collectively, the “Transaction Documents”), shall remain confidential. Neither Landlord nor Tenant or their respective agents and representatives, shall distribute the Transaction Documents, or any part thereof; to any third party unless required by law to do so or unless necessary, to enforce the terms hereof. Notwithstanding the foregoing, each party may provide copies of the Transaction Documents and any preliminary drafts thereof to third party lenders with whom the party is negotiating to provide financing and either party may disclose the terms of this Lease to such party’s shareholders, creditors, accountants, lawyers and other agents. In addition, Landlord may provide copies of the Transaction Documents to any Federal, state or other regulatory or rating agencies or similar entities.

19.19 Resolutions. Landlord and Tenant will each, upon request of the other, from time to time provide appropriate authorizing resolutions evidencing their respective authority to enter into and perform each and all of their obligations under this Lease.

19.20 Approvals. Except as otherwise expressly provided herein, all approvals, consents and like action from time to time required or requested by either Landlord or Tenant under this Lease shall not be unreasonably or untimely withheld.

19.21 Business Days. For purposes of this Lease, “business” or similar days shall mean all days other than weekends and holidays and other days for which the State of Arizona is not generally open for the conducting of governmental business. If the date for any performance under this Lease falls on a day other than a business day, the date for such performance shall be extended to the next occurring business day,

19.22 Title Insurance. Tenant shall have the right from time to time, at its sole cost and expense, to obtain title insurance with respect to its leasehold interest pursuant to this Lease. Landlord shall, upon Tenant’s request, execute any documents and take such acts (including confirmation of Title Exceptions) reasonably required to obtain such title insurance, but Landlord shall not be obligated to incur any expense or liability in connection therewith.

19.23 Exhibits. Exhibits A through C attached hereto are by this reference incorporated herein.

19.24 Arbitration. If any provision of this Lease requires the parties to arbitrate a dispute, such dispute will be resolved by arbitration under the Commercial Arbitration Rules of the Phoenix, Arizona office of the American Arbitration Association (“AAA”), except that the arbitration shall be handled on an expedited basis and completed, if possible, within thirty (30) days from the date the arbitrator is selected. Any disputes subject to arbitration will be heard and decided by a single independent arbitrator appointed by the AAA who has experience and qualifications appropriate to resolve the matter in dispute. The decision of the arbitrator will be final and binding on both parties, subject to appeal in a U.S. District Court or state court having jurisdiction only on the grounds specified in the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

19.25 Subdivision of Premises. If at anytime during the term of this Lease the Premises is legally subdivided into two separate lots and such subdivision is approved by the City, Landlord shall, at the request of the Tenant, (i) execute a separate ground lease for each lot on terms and conditions identical to this Lease (except as may be necessary to reflect the change in the Premises), and such ground leases shall supersede and replace this Lease and (ii) cooperate with Tenant, at Tenant’s expense, to cause the resulting lots to be designated as separate tax parcels.

20. TENANT’S RIGHT TO PURCHASE NEW MOBS.

20.1 Initiation of Tenant’s Right. For a period commencing on the Effective Date and continuing until the fifth anniversary of this Lease and so long as Tenant is not in default (after the expiration of all applicable notice, grace and cure periods contained herein) under this Lease, then prior to effecting a sale or ground lease (each a “sale” for purposes of this Section) of any medical office building subsequently constructed on the Hospital Campus by Landlord (each a “New MOB”), Landlord shall first offer to sell the New MOB to Tenant as follows:

20.1.1 Landlord shall give Tenant written notice of Landlord’s intention to offer the New MOB for sale (a “MOB Trigger Notice”), including the basic terms and desired sale price for New MOB (the “MOB Baseline Price”).

20.1.2 Tenant shall have the right, but not the obligation, for thirty (30) days following receipt of the MOB Trigger Notice (the “MOB Acceptance Period”) to agree by written notice to Landlord to purchase the New MOB for the Baseline Price, and otherwise on the terms set forth in this Section 20 (an “MOB Acceptance Notice”). If Tenant fails to deliver to Landlord a MOB Acceptance Notice within the MOB Acceptance Period, Tenant will be deemed to have elected not to purchase the new MOB pursuant to the MOB Trigger Notice.

20.1.3 If Tenant timely delivers a MOB Acceptance Notice to Landlord, Landlord will be obligated to sell to Tenant, and Tenant will be obligated to purchase from Tenant, the New MOB in accordance with Section 20.2 below.

20.1.4 If Tenant fails to timely deliver a MOB Acceptance Notice to Landlord, Landlord will have the right, but not the obligation, to sell the New MOB, free and clear of the rights of Tenant under this Section 20 (a “MOB Third Party Sale”), as follows:

A. The MOB Third Party Sale shall be for a price (payable by the buyer in cash or cash equivalent) not less than ninety-five percent (95%) of the MOB Baseline Price. If Landlord wishes to complete a MOB Third Party Sale for a price less than ninety-five percent (95%) of the MOB Baseline Price, Landlord shall again give Tenant a MOB Trigger Notice and an opportunity to purchase, but the MOB Acceptance Period shall be shortened to ten (10) business days.

B. Closing of the MOB Third Party Sale shall take place not later than one (1) year following expiration of the applicable MOB Acceptance Period.

C. Other terms of sale shall be as negotiated by Landlord, in its sole and absolute discretion.

20.1.5 Tenant shall execute any documents, as reasonably requested by Landlord, to confirm compliance with, and non-application of; this Section 20 to a MOB Third Party Sale.

20.1.6 In the event Tenant does not timely give a MOB Acceptance Notice, and Landlord does not complete a MOB Third Party Sale in accordance with the terms of this Section within one (1) year following the applicable MOB Acceptance Period, the provisions of this Section 20 shall again be applicable to Landlord and Tenant.

20.2 Terms of Tenant’s Purchase. Tenant’s purchase of a New MOB pursuant to Section 20.1 shall be on the following terms:

20.2.1 Closing of the purchase and sale of New MOB shall be within sixty (60) days following the date of Tenant’s MOB Acceptance Notice (the “MOB Closing”).

20.2.2 The purchase price payable by Tenant shall be equal to the MOB Baseline Price, and payable in cash at the MOB Closing.

20.2.3 Landlord shall pay for an ALTA standard coverage owners policy of title insurance (with Tenant to pay for any additional coverage, including extended coverage, or endorsements). Landlord and Tenant shall each pay one-half (%) of applicable escrow fees, and any other escrow or related charges shall be payable in accordance with customary practices within the City.

20.2.4 Purchase and sale shall be transacted through an escrow established with a recognized escrow agent/title insurer doing business in the City.

20.2.5 Landlord and Tenant shall each indemnify and hold the other harmless from any brokerage commissions, finders’ fees or similar claims, to the extent arising from their respective acts or omissions.

20.2.6 All matters customarily subject to proration, payments under leases, real estate taxes, assessments, utilities, and similar matters shall be prorated as of the MOB Closing.

20.2.7 Any utility or similar deposits for bonds posted by Landlord, shall be replaced or purchased by Tenant at the MOB Closing, with any security deposits held by Landlord with respect to leases delivered or credited to Tenant at the MOB Closing.

20.2.8 Landlord and Tenant shall execute assignments, as to both the Landlord’s interest and any leases, by which Landlord assigns to Tenant and Tenant releases Landlord from, and Tenant assumes, all obligations of Landlord accruing from and after the MOB Closing, in form reasonably acceptable to Landlord and Tenant. Such assignment and assumption shall contain reciprocal indemnities from Tenant (relating to events occurring on or after the assignment) and Landlord (relating to events prior to the assignment).

20.2.9 Landlord and Tenant to each pay the cost of their respective attorneys, consultants and other third party contractors.

20.2.10 Landlord shall deliver to Tenant at the MOB Closing all leases, keys, customary records pertaining to leases and operation of the New MOB, and similar materials in Landlord’s possession (excluding internally generated reports, including feasibility analyses, pro formas and the like).

20.2.11 Landlord shall fully pay unfunded obligations, then not due and payable, for outstanding obligations for brokerage commissions, tenant improvements and the like, with respect to leases, whether or not such amounts are then due and payable.

20.2.12 Landlord and Tenant shall each provide appropriate authorizing resolutions to the other and any escrow agent at or prior to MOB Closing.

20.2.13 Landlord and Tenant shall each take such acts, and execute such documents, as are reasonably required to complete the foregoing transaction and MOB Closing.

20.3 Non-Application. Provisions of this Section 20 shall not apply to any of the following:

20.3.1 Any transfer upon foreclosure or other exercise of remedies by the holder of a mortgage or deed of trust on the New MOB; or

20.3.2 Transfers upon or in lieu of condemnation by governmental authorities;

20.3.3 Transfers to an Affiliate of Landlord; or

20.3.4 The medical office building currently under construction on the Hospital Campus and the property for which was previously leased by Landlord to North Mountain Integrated Medical Services, LLC.

IN WITNESS WHEREOF, this Lease is executed as of the day and year first written above.

LANDLORD

JOHN C. LINCOLN HEALTH NETWORK, an Arizona non-profit corporation

By:	/s/ Sheila D. Gerry
Name:	Sheila D. Gerry
Its:	Senior Vice President

STATE OF ARIZONA	)
) ss.
County of Maricopa	)

The foregoing instrument was acknowledged before me this 27th day of February, 2008, by Sheila D. Gerry, the Senior Vice President of John C. Lincoln Health Network, an Arizona non-profit corporation, on behalf of the corporation.

/s/ Rachael Travis
Notary Public

My commission expires:
4-21-11

TENANT

MMIC JCL MOB, LLC, a Delaware limited liability company

By:	/s/ James B. Porter
Name:	James B. Porter
Title:	Vice President

STATE OF Florida	)
) ss.
County of Duval	)

The foregoing instrument was acknowledged before me this 26 day of February, 2008, by James B. Porter, the Vice President of MMIC JCL MOB, LLC, a Delaware limited liability company, on behalf of the company.

/s/ Carol L. Weddington
Notary Public

My commission expires:
June 7, 2011

ACCEPTANCE:

The undersigned hereby executed this Ground Lease for the purpose of agreeing to the restrictions contained in Section 6.8:

/s/ Edward Conk
Edward“chip” Conk

/s/ Robert R. Neyland
Robert R. Neyland

/s/ Sean Sorrell
Sean Sorrell

/s/ Christopher Conk
Christopher Conk

/s/ Joellyn Conk
Joellyn Conk

/s/ Barry Gillingwater
Barry Gillingwater

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

[Intentionally Omitted]

EXHIBIT B

FORM SUBLEASE

[Intentionally Omitted]

EXHIBIT C

MEMORANDUM OF GROUND LEASE

[Intentionally Omitted]